UNITED STATES
SECURITIES AND EXCHANGE COMMISSION 2019
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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SilverBow Resources, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 31, 2021
Dear SilverBow Resources, Inc. Shareholder:
Our 2021 annual meeting of shareholders will be held on May 18, 2021.
Our proxy statement is enclosed, accompanied by a copy of our annual report for the fiscal year ended December 31, 2020. The proxy statement describes information about SilverBow Resources, Inc. that you should consider when you vote for the proposals in conjunction with our upcoming annual meeting.
2020 was a year of resilience for SilverBow Resources, Inc. With unprecedented conditions including a severe drop in commodity prices early in the year and a global pandemic, the Company took swift and immediate action to preserve our assets, manage our balance sheet and maximize shareholder value, while being vigilant of the health and safety of all of our employees, contractors, stakeholders and neighbors. As a committed and long-term operator in South Texas, we believe our established, low-cost platform and ability to exploit multiple commodity phase windows of the Eagle Ford positions SilverBow Resources, Inc. well for the future.
Given the continued public health and travel conditions this year, our 2021 annual meeting will be conducted entirely on a virtual platform as further described in this proxy statement. Your vote is important to us, and whether or not you can virtually attend our annual meeting of shareholders, we urge you to review the accompanying materials, vote and submit your proxy as promptly as possible to ensure the presence of a quorum for the annual meeting.
On behalf of the Board of Directors, thank you for your support and trust as a shareholder of SilverBow Resources, Inc.

Sincerely,
Sean C. Woolverton
Chief Executive Officer and Director

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held May 18, 2021
The annual meeting of shareholders of SILVERBOW RESOURCES, INC. (“SilverBow Resources” or "the Company") will be held on May 18, 2021, at 10:00 a.m. (Central Time). Due to the continued public health impact of the novel coronavirus (“COVID-19”) pandemic, and out of an abundance of caution to support the health and well-being of our employees and shareholders, the annual meeting will be virtual via a live webcast at www.virtualshareholdermeeting.com/SBOW2021; there will be no physical meeting location. Even though our meeting is being held virtually, shareholders will still have the ability to listen to, participate in, vote their shares and submit questions electronically during the annual meeting. The annual meeting will be held for the following purposes:
1.To elect the two Class II directors identified in this proxy statement to serve until the 2024 annual meeting of shareholders, or until their successors are duly elected and qualified or appointed pursuant to the then-applicable terms of the Director Nomination Agreement, among the Company and certain of its shareholders, dated as of April 22, 2016, as amended (“Nomination Agreement”);
2.To conduct a nonbinding advisory vote to approve the compensation of SilverBow Resources’ named executive officers as presented in this proxy statement;
3.To ratify the selection of BDO USA, LLP as SilverBow Resources’ independent auditor for the fiscal year ending December 31, 2021; and
4.To conduct such other business as may properly be presented during the annual meeting, or at any and all adjournments or postponements thereof.
A record of shareholders has been taken as of the close of business on March 19, 2021, and only shareholders of record at that time will be entitled to vote on the proposals up for approval at our annual meeting, or any adjournment or postponement thereof. A complete list of shareholders will be available commencing May 7, 2021, and may be inspected during normal business hours by contacting our Investor Relations Department at 575 North Dairy Ashford Road, Suite 1200, Houston, Texas 77079; by telephone at (281) 874-2700 or (888) 991-SBOW; or by email to info@sbow.com. This list will also be available online through the virtual annual meeting platform during the meeting.

By Order of the Board of Directors,
Christopher M. Abundis
Executive Vice President, Chief Financial Officer, General Counsel and Secretary
March 31, 2021

Your Vote Is Important!
Whether or not you plan to virtually attend the annual meeting of shareholders, we urge you to vote and submit your proxy as promptly as possible to ensure the presence of a quorum for the annual meeting. For additional instructions on voting your shares, please refer to the proxy materials.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held On May 18, 2021
Your proxy card or voting instruction form will contain instructions on how to view our proxy materials for the annual meeting of shareholders on the internet. Our proxy statement and the Company’s annual report to shareholders on Form 10‑K are available at www.sbow.com.

SILVERBOW RESOURCES, INC.
575 North Dairy Ashford Road, Suite 1200
Houston, Texas 77079
(281) 874-2700
PROXY STATEMENT
for the
2021 ANNUAL MEETING OF SHAREHOLDERS
Solicitation
These proxy materials are being made available to the shareholders of SilverBow Resources, Inc. (“SilverBow Resources,” “the Company,” “we” or “us”) beginning on or about March 31, 2021. The Board of Directors (the “Board”) of SilverBow Resources is soliciting your proxy to vote your shares of SilverBow Resources common stock for the proposals up for approval at our virtual annual meeting of shareholders (the “Annual Meeting”). Our Annual Meeting will be held virtually at www.virtualshareholdermeeting.com/SBOW2021, on Tuesday, May 18, 2021, at 10:00 a.m. (Central Time). Holders of shares on March 19, 2021, the record date, are entitled to notice of, and to vote at, our Annual Meeting or any adjournment thereof.
The Board is soliciting proxies to give all shareholders the opportunity to vote on the matters that will be presented for approval at the Annual Meeting. This proxy statement provides you with the information on these matters to assist you in voting your shares.
Attending the Annual Meeting
To attend the Annual Meeting, vote your shares and submit questions during the Annual Meeting, visit www.virtualshareholdermeeting.com/SBOW2021 and enter the control number included in your Notice of Internet Availability of Proxy Materials ("Notice"), voting instruction form or proxy card, or as otherwise provided to you by your broker, trustee or other nominee, as described below. Online access to the webcast will open approximately 15 minutes prior to the start of the Annual Meeting.
If you are a registered holder, to attend the virtual meeting, vote your shares and submit questions during the meeting, you will need to have the 16-digit control number included in the Notice or the proxy card which you received. If you are a beneficial owner (shares held in street name) and your voting instruction form or Notice indicates that you may vote those shares through http://www.proxyvote.com website, then you may attend the virtual meeting, vote your shares and submit questions during the meeting using the 16-digit control number included on that instruction form or Notice. Otherwise, beneficial owners should contact their broker, trustee or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a "legal proxy" in order to be able to attend the virtual meeting, vote their shares and submit questions during the meeting.
We will endeavor to answer as many questions submitted by shareholders as time permits. We reserve the right to exclude or edit questions regarding topics that are unrelated or irrelevant to the business of the Company, related to non-public information of the Company, in furtherance of a shareholder's personal interests or grievances, disrespectful or derogatory, or not a matter of interest to shareholders generally. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.
Voting Information
What is a proxy?
A proxy is your legal designation of another person or persons (the “proxy” or “proxies”) to vote on your behalf. By voting your shares as instructed in the materials you received, you are giving the designated proxies appointed by the Board the authority to vote your shares in the manner you indicate on the accompanying proxy card.

1 | SilverBow Resources, Inc.	2021 Proxy Statement

Who are the proxies appointed by the Board of Directors for the Annual Meeting?
The following officers of SilverBow Resources have been appointed to act as proxies for the Company with respect to shares of our issued and outstanding common stock at the Annual Meeting:

Sean C. Woolverton	Chief Executive Officer
Christopher M. Abundis	Executive Vice President, Chief Financial Officer, General Counsel and Secretary
Steven W. Adam	Executive Vice President and Chief Operating Officer
Who is qualified to vote?
You are qualified to receive notice of and to vote for the proposals up for approval at our Annual Meeting if you own shares of SilverBow Resources common stock as of the close of business on our record date of Friday, March 19, 2021.
How many shares of SilverBow Resources common stock are entitled to vote for the proposals up for approval at the Annual Meeting?
As of the March 19, 2021, record date, there were 12,144,355 shares of SilverBow Resources common stock issued, outstanding and entitled to vote for the proposals up for approval at the Annual Meeting. Each share of SilverBow Resources common stock is entitled to one vote on each matter presented.
What is the impact of coronavirus (COVID-19) on the Annual Meeting and how can I participate in the virtual Annual Meeting?
Due to the continuing public health impact of the novel coronavirus (“COVID-19”) pandemic, and out of an abundance of caution to support the health and well-being of our employees and shareholders, the Annual Meeting will be conducted completely virtually via a live webcast at www.virtualshareholdermeeting.com/SBOW2021; there will be no physical meeting location. The virtual Annual Meeting is expected to begin promptly at 10:00 a.m. (Central Time). Even though our meeting is being held virtually, shareholders will still have the ability to listen to, participate in, vote their shares and submit questions electronically during our virtual Annual Meeting through the electronic platform. A "general questions" support line will be available the day of the meeting at www.virtualshareholdermeeting.com/SBOW2021, along with the Rules of Conduct for the meeting to ensure the meeting is informative and orderly. We currently intend to resume holding an in-person meeting for our 2022 annual meeting and thereafter, assuming normal circumstances.
What is the difference between holding shares as a shareholder of record and as a beneficial owner?
Many of our shareholders hold their shares through a broker, trustee or other nominee rather than having the shares registered directly in their own name. There are some distinctions between shares held of record and those owned beneficially that are summarized below.
Shareholder of Record – If your shares are registered directly in your name with our transfer agent, you are the shareholder of record of the shares. As the shareholder of record, you have the right to grant a proxy to vote your shares to the Company or another person, or to vote your shares online during the virtual Annual Meeting.
Beneficial Owner – If your shares are held through a broker, trustee or other nominee, it is likely that they are registered in the name of the nominee and you are the beneficial owner of shares held in “street name.” As the beneficial owner of shares held for your account, you have the right to direct the registered holder to vote your shares as you instruct. Your broker, trustee or other nominee has provided a voting instruction card for you to use in directing how your shares are to be voted. As a beneficial owner, you also have the right to vote your shares online during the virtual Annual Meeting. If you have any questions about your control number or how to obtain one, please contact the broker, trustee or other nominee that holds your shares.

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How do I vote for the proposals up for approval at the Annual Meeting?
Prior to the virtual Annual Meeting, if you are a shareholder of record, you may vote using any of the following methods:
Via the Internet – You may vote by proxy via the internet by following the instructions provided in the Notice or proxy card accompanying the proxy materials you received. To vote via the internet prior to the virtual Annual Meeting, please visit www.proxyvote.com and have your proxy card in hand, including the 16-digit control number, when you log onto the website.
By Telephone – Shareholders who have received printed copies of the proxy materials may vote by proxy by calling the number found on the proxy card accompanying the proxy materials you received. Please have the proxy card in hand when you call.
By Mail – Shareholders who have received printed copies of the proxy materials may vote by proxy by completing the proxy card accompanying the proxy materials you received by mail and returning it in the envelope provided.
If you are a beneficial owner whose shares are held in "street name," you should refer to the instructions provided by the broker, trustee or other nominee that holds your shares.

During the virtual Annual Meeting, you may vote using the following method:
Via the Internet – You may vote by proxy via the internet at the virtual Annual Meeting by following the instructions provided in your Notice, voting instruction form or proxy card. To vote via the internet during the virtual Annual Meeting, please visit the Annual Meeting webcast at www.virtualshareholdermeeting.com/SBOW2021 on Tuesday, May 18, 2021, at 10:00 a.m. (Central Time) and enter in the control number included in your Notice, voting instruction form or proxy card, or otherwise provided to you by your broker, trustee or other nominee, as described above, when you log onto the website.
What are other considerations in voting my shares?
In order to ensure that all votes are received, the Company recommends that you vote your shares in advance of the Annual Meeting. This way your vote will be counted whether or not you later decide to electronically attend the meeting.
What is householding?
We follow an SEC-approved procedure known as “householding.” Under this procedure, only one copy of the proxy statement and annual report on Form 10-K is being delivered to shareholders residing at the same address, unless the shareholders have notified SilverBow Resources of their desire to receive multiple copies. This allows us to reduce the environmental impact of printing and providing proxy materials and associated printing and mailing costs.
If you received a householded mailing this year and would like additional copies of the proxy statement and annual report on Form 10-K mailed to you, please contact Broadridge Financial Solutions, Inc. (“Broadridge”) by telephone at 1-800-579-1639, or by email at sendmaterial@proxyvote.com and include your control number in the subject line.  Broadridge will promptly deliver any additional copies requested. If you would like to enroll in or withdraw from householding, please contact the Company’s transfer agent, American Stock Transfer & Trust Company (if you hold your shares “of record”) at 6201 15th Avenue, Brooklyn, New York 11219, help@astfinancial.com or 1-800-937-5449, or the broker, trustee or other nominee through which you hold your shares.

Householding is limited to accounts within the same bank or brokerage firm. Therefore, if you have accounts containing our common stock at more than one brokerage firm, you may receive a copy of the proxy statement and annual report on Form 10-K from each firm.

3 | SilverBow Resources, Inc.	2021 Proxy Statement

What are the Board’s recommendations on how I should vote my shares?
The Board recommends that you vote your shares as follows:

Proposal 1 —	FOR the election of the two nominees for Class II directors identified in this proxy statement, with terms to expire at the 2024 annual meeting of shareholders;
Proposal 2 —	FOR the approval of the nonbinding advisory vote to approve the compensation of SilverBow Resources’ named executive officers as presented in this proxy statement; and
Proposal 3 —	FOR the ratification of the selection of BDO USA, LLP as SilverBow Resources’ independent auditor for the fiscal year ending December 31, 2021.
What are my choices when voting?
Proposal 1 — You may cast your vote “for” electing each of the nominees as directors or “withhold” your vote on one or more nominees.
Proposals 2 and 3 — You may cast your vote “for” or “against” or you may abstain with respect to each proposal.
How will my shares be voted if I do not specify how they should be voted?
If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. If you sign and return the proxy card without indicating your instructions, your shares will be voted as follows:

Proposal 1 —	FOR the election of the two nominees for Class II directors identified in this proxy statement, with terms to expire at the 2024 annual meeting of shareholders;
Proposal 2 —	FOR the approval of the nonbinding advisory vote to approve the compensation of SilverBow Resources’ named executive officers as presented in this proxy statement; and
Proposal 3 —	FOR the ratification of the selection of BDO USA, LLP as SilverBow Resources’ independent auditor for the fiscal year ending December 31, 2021.
What is a quorum?
The holders of a majority of the voting power of the outstanding shares of stock of SilverBow Resources entitled to vote for the proposals to be approved at the Annual Meeting, either virtually represented by attendance at the meeting or represented by proxy, shall constitute a quorum for the Annual Meeting. Votes withheld and abstentions are deemed as “present” during the Annual Meeting and are counted for quorum purposes.
Can I change my vote after I have voted?
You may revoke your proxy and change your vote at any time before the final vote during the virtual Annual Meeting. If you submit a vote and wish to change it prior to the Annual Meeting, you may vote again via the internet or by telephone before the date and time that internet and telephone voting is no longer available, as set forth on your Notice, voting instruction form or proxy card. Only your latest internet or telephone proxy submitted prior to the Annual Meeting will be counted. You may also change your vote by signing and returning a new proxy card or voting instruction form with a new date. You may also change your vote by attending the virtual Annual Meeting and voting online during the meeting. If you are a beneficial owner, you should refer to any instructions provided by the broker, trustee or other nominee who holds your shares on how to revoke your proxy or change your vote.
What vote is required to approve each proposal? How are votes withheld, abstentions and broker non-votes treated?
For Proposal 1, our Bylaws provide for directors to be elected by a plurality of the votes cast by the holders of shares entitled to vote at the Annual Meeting. Each of the remaining proposals requires the affirmative vote of the holders of a majority of the shares present for the Annual Meeting (either by proxy or virtual attendance at the meeting) and entitled to vote that proposal.

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Brokers who hold shares in "street name" for customers are required to vote those shares as the customers instruct. Under applicable rules, brokers are permitted to vote on "routine" matters even if they have not received voting instructions from their customers, but they are not permitted to vote on "non-routine" matters absent specific voting instructions from their customers. A "broker non-vote" occurs when a broker holds shares for a customer, which are present at the meeting, but lacks discretionary voting power with respect to a particular proposal because the customer has not given the broker instructions regarding how to vote those shares. Each of Proposal 1 and Proposal 2 are considered "non-routine" matters and consequently, brokers may not vote uninstructed shares on these proposals. Proposal 3 is considered a "routine" matter and consequently, a broker may vote uninstructed shares on this proposal.

For Proposal 1, the election of directors, votes withheld will have the same effect as not voting. For Proposals 2 and 3, abstentions will have the same effect as a vote against the matter. For all proposals, broker non-votes, if any, while counted for general quorum purposes, are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote and will have no effect on the outcome of any such proposal for which the broker does not have authority to vote. However, we do not expect there to be any broker non-votes with respect to Proposal 3 because it is considered a "routine" matter.
Who pays the cost of this proxy solicitation?
The cost of preparing, printing and mailing the proxy materials and soliciting proxies is paid for by SilverBow Resources. SilverBow Resources will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of SilverBow Resources common stock as of the record date and will reimburse these entities for the costs of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares will help to avoid additional expense.
Is this proxy statement the only way the proxies are being solicited?
In addition to this solicitation by the Board, employees of SilverBow Resources may solicit proxies in person or by mail, delivery service or telephone without additional compensation. The Company has retained Alliance Advisors, LLC (“Alliance Advisors”) to perform proxy watch services which includes monitoring and reporting on voting for the Annual Meeting. The Company has agreed to pay this firm $3,500, plus reasonable out-of-pocket expenses, for such proxy watch services. Pursuant to our agreement with Alliance Advisors, at the Company’s discretion, we may later engage Alliance Advisors to act as a proxy solicitor in conjunction with the Annual Meeting for an additional fee to be determined at that time.

5 | SilverBow Resources, Inc.	2021 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS
SilverBow Resources’ governance structure as a whole, including our amended and restated Certificate of Incorporation (“Charter”), amended and restated Bylaws (“Bylaws”), and Nomination Agreement (as defined below), was negotiated and purposefully designed in connection with our reorganization. Such governing documents, effective April 22, 2016, were requested and approved by our majority shareholders, who were former holders of our cancelled senior notes prior to our reorganization, and who remain majority shareholders of the Company as of the date of this proxy statement.
As a component of our governance framework, on April 22, 2016, we entered into the Director Nomination Agreement (the “Nomination Agreement”) between SilverBow Resources and the “Consenting Noteholders” (as defined in the Nomination Agreement, which includes Strategic Value Partners, LLC (“SVP”) and certain other former holders of our cancelled senior notes (the “Other Noteholders”), who currently represent a majority of our shares outstanding). Among other rights, the Consenting Noteholders have the right to designate a certain number of director nominees, subject to conditions on share ownership, and maintain the right to remove and replace their respective director designees at any time. As such, our current Board nomination process and Board members are effectively approved by a majority of shareholders prior to the annual election process. For more information on the Nomination Agreement see “Continuing Members of the Board of Directors—Related-Party Transactions.”
Pursuant to our Charter, the Board of Directors of SilverBow Resources (the “Board”) is made up of three classes. Class I directors’ terms expire at the 2023 annual meeting of shareholders; Class II directors’ terms expire at this Annual Meeting; and Class III directors’ terms expire at the 2022 annual meeting of shareholders. At each annual meeting of shareholders, directors elected to succeed those whose term has expired will be elected to three-year terms.
Current Composition of the Board
Directors standing for election at this Annual Meeting:

Class II (For term to expire at the 2024 annual meeting)
Gabriel L. Ellisor
Charles W. Wampler
Set forth below are the names and remaining terms of the other five directors, who are not standing for election at this Annual Meeting:

Class I (Term to expire at the 2023 annual meeting)	Class III (Term to expire at the 2022 annual meeting)
Michael Duginski	David Geenberg
Christoph O. Majeske	Marcus C. Rowland
Sean C. Woolverton
Election of Directors
Under the Nomination Agreement and SilverBow Resources’ Charter, we have three classes of directors. Messrs. Gabriel L. Ellisor and Charles W. Wampler have been nominated by the Board to stand for election at this Annual Meeting as Class II Directors. SilverBow Resources’ Bylaws, put in place by a majority of the Company’s current shareholders on April 22, 2016, provide for directors to be elected by a plurality of votes cast by holders of shares entitled to vote in the election of directors at a meeting of the shareholders at which a quorum is present, subject to the then-existing terms of our Nomination Agreement and our Principles for Corporate Governance.
Class II Director Nominees
The biographies of each of the nominees and continuing directors below contain information regarding the person's service as a director of SilverBow Resources, business experience, director positions with other companies held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that were

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considered by the Nominating and Strategy Committee and the Board in determining that the person should serve as a director for the Company.
Gabriel L. Ellisor, 47, was named a director of SilverBow Resources in April 2016. He was designated as a director by the Consenting Noteholders (excluding SVP) pursuant to the Nomination Agreement, and is recommended at this Annual Meeting by both our Nominating and Strategy Committee and our Board. Mr. Ellisor served as Chief Financial Officer of Three Rivers Operating Company II from July 2012 to February 2015 and as Chief Financial Officer for Three Rivers Operating Company I from 2010 to 2012, until such acquisition vehicles were sold. Prior to joining Three Rivers, Mr. Ellisor was a principal at Rivington Capital Advisors from 2008 to 2010. Mr. Ellisor has approximately 25 years of experience in the finance sector of the oil and gas industry, including holding various positions at First Interstate Bank, Wells Fargo, and BNP Paribas. He also served on the board of Salt Creek Midstream LLC from March 2018 until July 2020 and on the board of Energy XXI from April 2018 until its merger with Cox Oil in October 2018. Mr. Ellisor earned a B.B.A., with a major in Finance, from Texas Christian University. Mr. Ellisor’s qualifications to serve on the Board include his vast financial and transactional experience.
Charles W. Wampler, 66, has served as a director of SilverBow Resources since April 2016. He was also designated as a director by the Consenting Noteholders (excluding SVP) pursuant to the Nomination Agreement, and is recommended at this Annual Meeting by both our Nominating and Strategy Committee and our Board. Mr. Wampler assumed the role of Chairman, CEO and President of Resource Rock Exploration II LLC in June 2017, a company that is focused on acquiring and developing oil and gas properties. Previously, Mr. Wampler served as Chief Operating Officer of Aspect Holdings, President of Aspect Energy and General Exploration Partners (“GEP”) and Board Member for GEP from 2007 to 2012. Mr. Wampler directed the day-to-day management of Aspect’s domestic operations in the US Gulf Coast and international operations in Hungary and Kurdistan, Iraq. Before joining Aspect, Mr. Wampler was Chief Operating Officer and a Board member of Lewis Energy Group from 2004 to 2007. Prior to joining Lewis Energy, Mr. Wampler was Division Operations Manager and Drilling Manager of EOG Resources from 1984 to 2004, and prior to joining EOG, he held several engineering positions. Mr. Wampler served on the Board of Directors of Energy XXI from December 2016 until its merger with Cox Oil in October 2018. Mr. Wampler earned his Bachelor of Science in Petroleum Engineering from University of Louisiana at Lafayette. Mr. Wampler is qualified to serve on the Board due to his decades of operational experience in various facets of the oil and gas industry.
Subject to the then-existing terms of our Nomination Agreement, SilverBow Resources’ Bylaws provide that a plurality of the votes cast (including votes withheld) by holders of shares entitled to vote is necessary to elect each nominee. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will not be permitted to vote your shares with respect to the election of the director nominees.

The Board of Directors unanimously recommends that shareholders vote “FOR” all director nominees identified in this proxy statement to serve as Class II directors.
The persons named as proxies in these proxy materials, unless otherwise directed by a shareholder on a proxy card, intend to vote “FOR” the election of all nominees named in this proxy statement standing for election as Class II directors. If any nominee should become unavailable or unable to serve as a director, the persons named as proxies may vote for a substitute nominee, the size of the Board may be reduced accordingly, or a new nominee or director may be appointed pursuant to the then-applicable terms of the Nomination Agreement; however, the Board is not aware of any circumstances likely to render any nominee unavailable.

7 | SilverBow Resources, Inc.	2021 Proxy Statement

CONTINUING MEMBERS OF THE BOARD OF DIRECTORS
Class I Directors
Michael Duginski, 55, has served as a director of SilverBow Resources since April 2016. He is classified as an “independent director,” as such term is specifically used in the Nomination Agreement, meaning he was not designated by any of the Consenting Noteholders including SVP. Mr. Duginski assumed the role of President and CEO of Sentinel Peak Resources in 2015, a company focused on acquisition, development and exploration of oil and gas assets. Previously, Mr. Duginski was Chief Operating Officer and Executive Vice President of Berry Petroleum from 2007 to 2013, where he led all operations including corporate development, production, reserves, drilling, EH&S and land, including corporate strategic planning, until Berry's sale to Linn Energy. Mr. Duginski has served on the public board of Madagascar Oil Limited from April 2015 to April 2016, and several private boards. Mr. Duginski received his Master of Business Administration from California State University, Bakersfield, and his Bachelor of Science in Mechanical Engineering from the University of Arizona. His qualifications to serve on the Board include his approximately thirty years of experience in the oil and gas industry along with his executive and directorship experience.
Christoph O. Majeske, 42, has served as a director of SilverBow Resources since September 2016. He was designated as a director by SVP pursuant to the Nomination Agreement. Mr. Majeske is a Director of Strategic Value Partners and is a member of the North American investment team with a focus on energy, transportation and industrials. From 2006 to 2015, he was a Vice President and Operating Executive of Cerberus Capital Management (“Cerberus”). At Cerberus, Mr. Majeske executed private equity transactions and held various interim executive roles at portfolio companies, including Chief Financial Officer and Chief Restructuring Officer, in both North America and Europe across a range of industries. From 2000 to 2006, Mr. Majeske was a member of the M&A Advisory team at PricewaterhouseCoopers. He received a Bachelor of Business Administration in Finance, Accounting and Economics with High Distinction from the University of Michigan in 2000. He also serves on the Board of Directors of White Energy. He was previously on the Board of Directors of Dolphin Drilling, Genco Shipping & Trading, GSE Environmental and PureField Ingredients. Mr. Majeske brings a wealth of financial and restructuring experience to the Board.
Class II Directors
The biographies for the Class II director nominees are set forth above under “Proposal 1—Election of Directors.”
Class III Directors
David Geenberg, 37, was appointed a director of SilverBow Resources in April 2016 after being designated by Strategic Value Partners pursuant to the Nomination Agreement. Mr. Geenberg is Head of the North American investment team at SVP; he has served in that role since January 2016 after being a senior member of SVP’s investment team focused on power, energy, and infrastructure, in which capacity he worked for the firm since 2009. From 2005 to 2009, Mr. Geenberg worked at Goldman, Sachs & Co., most recently in the merchant bank’s Infrastructure Investment Group and, prior to that, in the Natural Resources Group in the investment bank. Mr. Geenberg currently also serves on the boards of three private companies: GenOn Energy, one of the largest independent power producers in the United States, OmniMax International, a leading US building products company, and PureField Ingredients, a plant-based protein producer, and previously served on the boards of Penn-Virginia Corporation (including as co-chairman), Chaparral Energy, Bicent Power, and White Energy. He received a Bachelor of Arts in Economics from Dartmouth College. Mr. Geenberg brings to the Board experience advising and investing in the energy industry and significant capital markets knowledge.
Marcus C. Rowland, 68, was named a director and Chairman of the Board of SilverBow Resources in September 2016. He was appointed as Chairman of the Board by our Nominating and Strategy Committee and is classified as an “independent director,” as such term is specifically used in the Nomination Agreement, meaning he was not designated by any of the Consenting Noteholders including SVP. Mr. Rowland is the Founder and currently Senior Managing Director of IOG Capital, LP, an energy investment firm, where he leads such company’s investment team and has served in the position since 2014. Previously, Mr. Rowland served as the Chief Executive Officer at FTS International, Inc. (formerly Frac Tech International, LLC) from May 2011 through November 2012, and as the President and Chief Financial Officer of Frac Tech Services, LLC and Frac Tech International, LLC from November 2010 to May 2011. Mr. Rowland served as the Chief Financial Officer or equivalent positions of Chesapeake Energy Corporation from 1993, when the company became publicly traded,

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until October 2010, leaving in the position of Executive Vice President and Chief Financial Officer. Prior to that, Mr. Rowland served as Chief Operating Officer of Anglo-Suisse, LP from 1990 to 1992. Mr. Rowland has served as a director on the boards of a number of public and private companies, and currently serves on the boards of Mitcham Industries, Inc., Hi-Crush, Inc., Key Energy Services, Inc., SAExploration Holdings, Inc. and Warrior Technologies Acquisition Company. He was previously Chairman of the Board at Chaparral Energy, Inc. from April 2019 to October 2020, and also served as a director at Warren Resources, Inc. from 2012 to 2014 and Chesapeake Midstream Partners from 2010 to 2011. He is an alumnus of Wichita State University. Mr. Rowland is a seasoned oil and gas corporate executive, director, and investment manager with over 35 years of experience in all aspects of upstream and midstream business segments and brings that knowledge along with his expertise in energy mergers, acquisitions, divestitures, public securities transactions, and derivatives facilities to the Board.
Sean C. Woolverton, 51, was appointed Chief Executive Officer and a member of the Board of SilverBow Resources in March 2017. He was appointed to the Board by our Nominating and Strategy Committee in accordance with the terms of the Nomination Agreement. He was previously the Chief Operating Officer of Samson Resources Company (“Samson”), a private oil and natural gas company, from January 2016 to February 2017, having joined Samson in November 2013. Samson filed for bankruptcy protection in the Federal Court in the District of Delaware on September 16, 2015, and emerged from bankruptcy on March 1, 2017, shortly after Mr. Woolverton’s resignation. From 2007 to 2013, Mr. Woolverton held a series of positions of increasing responsibility at Chesapeake Energy Corporation, a public independent exploration and development oil and natural gas company, including Vice President of its Southern Appalachia business unit. Prior to joining Chesapeake Energy Corporation, Mr. Woolverton worked for Encana Corporation, a North American oil and natural gas producer, where he oversaw its Fort Worth Basin development and shale exploration teams in North Texas. Earlier in his career, Mr. Woolverton worked for Burlington Resources in multiple engineering and management roles. Mr. Woolverton received his Bachelor of Science degree in Petroleum Engineering from Montana Tech. Mr. Woolverton brings his vast operational leadership and knowledge to SilverBow Resources and the Board.
Affirmative Determinations Regarding Independent Directors and Financial Experts
The Board has determined that each of the following directors is an “independent director” as such term is defined in Section 303A.02 of the Listed Company Manual of the New York Stock Exchange, Inc. (“NYSE”): Michael Duginski, Gabriel L. Ellisor, David Geenberg, Christoph O. Majeske, Marcus C. Rowland and Charles W. Wampler. In reaching this determination, the Board has affirmatively determined that each of these directors has no material relationship with the Company as contemplated under Section 303A.02. The Board has determined that each of these same directors is independent for the purposes of Nominating and Strategy Committee service, although each does not currently serve on the Nominating and Strategy Committee. The Board also has determined that these same directors are each “independent” under the heightened standards set forth in Section 303A of the Listed Company Manual of the NYSE for the purposes of Compensation Committee service, although these directors do not all serve on the Compensation Committee. These independent directors represent a majority of the Company’s Board of Directors. Mr. Woolverton is not an independent director because he also serves as Chief Executive Officer of the Company
The Board has also determined that each of the following directors is “independent” under the heightened standard set forth in Section 303A of the Listed Company Manual of the NYSE for the purposes of Audit Committee service (including, by reference, the standards set forth under Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)): Michael Duginski, Gabriel L. Ellisor, Marcus C. Rowland, and Charles W. Wampler. Although these directors do not all serve on the Audit Committee, four of our seven directors are independent for Audit Committee purposes at this Annual Meeting. Mr. Woolverton is not an independent director because he also serves as Chief Executive Officer of the Company, and Messrs. Geenberg and Majeske are not independent directors for Audit Committee purposes because they are employees of SVP, a substantial shareholder of SilverBow Resources at the time of this Annual Meeting.
As discussed above, the Board has determined that each member of the Audit, Compensation and Nominating and Strategy committees of the Board meets the independence requirements applicable to those committees prescribed by the NYSE and the SEC. Further, the Board has determined that Mr. Gabriel L. Ellisor, Audit Committee Chair, and Mr. Michael Duginski, also a member of the Audit Committee, are each an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC.

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In 2020, Mr. Rowland joined the Board of Directors of Key Energy Services, Inc. ("Key Energy"), a preexisting vendor of SilverBow Resources. As part of its independence determination, the Board reviewed and considered Mr. Rowland's position as a director and his immaterial equity ownership of Key Energy, as well as payments to Key Energy from SilverBow Resources for services in 2020, which were made in the ordinary course of business and below $120,000, and found Mr. Rowland "independent."
Meetings and Committees of the Board
The following standing committees have been established by the Board: Audit, Compensation and Nominating and Strategy. Descriptions of the membership and functions of these committees are set forth below.
The following chart identifies the committees upon which each member of the Board serves, the chairs of the committees, and the number of meetings and actions by consent of the Board and the committees during 2020:

	Board of Directors	Audit	Compensation	Nominating and Strategy
Number of meetings held	10	4	1	4
Number of actions by consent	2	0	0	0

Marcus C. Rowland	C			M
Michael Duginski	M	M		C
Gabriel L. Ellisor	M	C	M
David Geenberg	M			M
Christoph O. Majeske	M		C
Charles W. Wampler	M	M	M
Sean C. Woolverton	M
_______________________________

C	= Chair
M	= Member
During 2020, each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board plus (ii) the total number of meetings of all committees of the Board on which he served.
Audit Committee
The Audit Committee assists the Board in fulfilling its responsibilities with respect to oversight in monitoring: (i) the integrity of the financial statements of the Company; (ii) SilverBow Resources’ compliance with legal and regulatory requirements; (iii) the selection, qualifications and independence of the independent auditor; and (iv) the performance of SilverBow Resources’ internal audit function and independent auditor. The committee is required to be comprised of three or more non-employee directors, each of whom is determined by the Board to be “independent” under the rules promulgated by the SEC under the Exchange Act and meets the financial literacy and experience requirements under the rules or listing standards established by the NYSE, as may be amended. In addition, at least one member of the committee must satisfy the definition of “audit committee financial expert” as such term may be defined from time to time under the rules promulgated by the SEC. The Board has determined that Messrs. Ellisor and Duginski qualify as “audit committee financial experts” and that each member of the Audit Committee is independent as defined in the NYSE listing standards and the Exchange Act rules, and each meets the financial literacy and experience requirements established by the NYSE. A report of the Audit Committee appears later in this proxy statement. Messrs. Ellisor (Committee Chair), Duginski and Wampler are members of our Audit Committee.
Compensation Committee
The Compensation Committee holds the responsibilities of the Board relating to compensation of the Company’s executive officers. This includes evaluating the compensation of the executive officers of the Company and its operating subsidiary, SilverBow Resources Operating, LLC, and their performance relative to their compensation to assure that such executive officers are compensated effectively in a manner consistent with the strategy of SilverBow Resources, competitive practices and the requirements of the appropriate regulatory bodies. In addition, this committee evaluates and makes recommendations to the Board regarding the

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compensation of the directors. The Compensation Committee evaluates and approves any amendment, some of which may require shareholder approval, to the Company’s existing equity-related plans and approves the adoption of any new equity-related plans, subject to shareholder and Board approval. The Compensation Committee may delegate its authority to subcommittees constituted of a member or members of the Compensation Committee, but generally does not delegate authority to members of management to oversee executive compensation matters or compensation plan matters, including both equity-related and cash incentive compensation plans. The Compensation Committee is required to be comprised of at least three directors who are non-employee directors and determined by the Board to be independent under applicable Exchange Act rules and NYSE listing standards. The Board has determined that all Compensation Committee members qualify as non-employee directors under applicable Exchange Act rules and NYSE listing standards. The report of the Compensation Committee is included as part of “Compensation Discussion and Analysis” of this proxy statement. Messrs. Majeske (Committee Chair), Ellisor and Wampler are members of our Compensation Committee.
Frederic W. Cook & Co., Inc. (“FW Cook”) has been engaged by the Compensation Committee since October 2017 to serve as its independent compensation consultant. FW Cook reports directly to our Compensation Committee and has provided expert advice on the design and implementation of the Company’s compensation policies and programs. To the best of the Company’s knowledge, there are no conflicts between FW Cook and any member of the Board.
Nominating and Strategy Committee
The Nominating and Strategy Committee identifies individuals qualified to become directors, nominates candidates for directorships and also recommends to the Board the membership of each of the Board’s committees. Subject to the Nomination Agreement, this committee may consider nominees recommended by shareholders upon written request by a shareholder. The Nominating and Strategy Committee develops, monitors and recommends to the Board corporate governance principles and practices applicable to SilverBow Resources. The committee also assists Company management in identifying, screening and recommending to the Board individuals qualified to become executive officers of the Company. In addition, this committee administers the Company’s Conflict of Interest Policy. The Nominating and Strategy Committee is required to be comprised of at least three directors who are non-employee directors and determined by the Board to be independent under the NYSE listing standards and the Exchange Act rules. Messrs. Duginski (Committee Chair), Geenberg and Rowland are members of the Nominating and Strategy Committee and, as determined by the Board, all are independent as defined in the NYSE listing standards and rules of the SEC.
Board Leadership Structure; Meetings of Independent Directors; Role in Risk Oversight
While our Principles for Corporate Governance do not require that our Independent Chairman of the Board and Chief Executive Officer positions be separate, under the present terms of the Nomination Agreement, the Independent Chairman position and the Chief Executive Officer position are separated. Mr. Rowland was appointed as the Independent Chairman when he joined the Board in September 2016 and Mr. Woolverton was named Chief Executive Officer in March 2017.
The Board believes that this leadership structure is appropriate at this time as it allows our Chief Executive Officer to manage and lead the day-to-day business of the Company while allowing the Independent Chairman to provide independent leadership to the Board. At each executive session of the independent directors, Mr. Rowland as Independent Chairman of the Board presides.
Along with the separation of our Chairman of the Board and Chief Executive Officer roles, we also have other checks and balances for our Board structure:
•our Audit, Compensation and Nominating and Strategy committees are all completely independent, as required;
•    six of our seven Board members are independent for Compensation and Nominating and Strategy committee standards;
•    four of our seven Board members are independent for Audit Committee standards;
•    our independent Nominating and Strategy Committee (in conjunction with the Nomination Agreement in effect) has responsibility for Board and management succession planning and related recommendations to the full Board;

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•    led by the Nominating and Strategy Committee, a Board assessment is conducted annually, assessing the entire Board (not just the current class of nominees) and its committees;
•after all quarterly Audit Committee meetings, the Audit Committee meets in executive session with our independent auditor, BDO, and internal auditor team;
•    following most meetings of the Board, the Independent Chairman presides over an executive session of the independent directors of the Board; and
•    as provided in “Communications with the Board of Directors” in this proxy statement, any shareholder may communicate with the Board of Directors or non-management independent directors, as appropriate.
The full Board is responsible for general oversight of enterprise risk concerns inherent in our business. At each Board meeting, the Board receives reports from members of our senior management that help the Board assess the risks we face in the conduct of our business. Senior technical management frequently makes presentations to the Board about current and planned exploration and development activities that may subject us to operational and financial risks. In addition, the Audit Committee reviews the effectiveness of our internal controls over financial reporting, which are designed to address risks specific to financial reporting, with our internal auditor and independent accountant at least annually. The Audit Committee is also responsible for oversight of the Company’s cyber risk management. Periodic cyber risk updates are provided by Company management to the full Board and Audit Committee, and such committee annually reviews the effectiveness of such controls. Through the Company’s independent committees, SilverBow Resources has established processes for the effective oversight of critical issues, such as integrity of our financial statements by our Audit Committee, executive compensation by our Compensation Committee, and corporate governance, including the selection of directors and director nominees, by our Nominating and Strategy Committee.
As the COVID-19 pandemic developed, the Board received regular updates on the impact to the Company's employees, contractors, operations and other stakeholders, and reviewed with management the various measures being taken to (i) protect the health and safety of SilverBow Resources' employees and contractors, and (ii) ensure the continuity of operations without any material interruption to the business processes. This oversight by the Board included updates in a number of both routine and special Board meetings from mid-March 2020 through the filing of this proxy statement.
Compensation of Directors
In accordance with its charter, the Compensation Committee periodically evaluates the compensation of non-employee directors for service on the Board and on Board committees. In consultation with an independent compensation consultant, FW Cook, the Compensation Committee recommends annual retainers and fees for service as chairman on Board committees, sets the terms and awards of any stock-based compensation and submits these recommendations to the Board for approval. Directors who are also employees of the Company or our significant shareholder, SVP, receive no additional compensation for service as directors.
The Compensation Committee, following discussions with FW Cook, made changes to its 2020 director compensation program to help preserve shares and manage equity dilution. For 2020, the value of the annual long-term incentive award granted to our non-employee directors was reduced by 20% from 2019, and delivered in a mix of restricted stock units and restricted cash. The aggregate award was designed to be valued at approximately $132,000 (except for Mr. Rowland, whose award was to be valued at approximately $252,000 due to his leadership and increased responsibility as Chairman of the Board), using the January 2020 volume weighted average price ("VWAP") Company stock price. This targeted aggregate award was designed to be a mix of approximately 60% restricted stock units and 40% restricted cash. On the date of grant, February 26, 2020, given the stock price decline from January 2020 levels, the restricted stock unit awards were ultimately valued at approximately $28,706 (except for Mr. Rowland, whose award was equal in value to approximately $54,800), and the restricted cash award provided was $52,800 (except for Mr. Rowland, whose award was $100,800). Both the restricted stock unit award and the restricted cash award vest on the first anniversary of the date of grant (February 26, 2021).

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The following table shows the annual compensation payable to our non-employee directors for service during 2020:

Annual Board Retainer	$70,000	(1)
Committee Chair Premiums:
Audit Committee Chair	$20,000	(2)
Compensation Committee Chair	$—	(3)
Nominating and Strategy Committee Chair	$5,000	(4)
Annual Long-Term Incentive Retainer
Restricted Stock Units Value	$79,200	(5)
Restricted Cash	$52,800	(6)
Non-Executive Chairman of the Board Premium
Restricted Stock Units Value	$72,000	(7)
Restricted Cash	$48,000	(8)
_______________________________
(1)    Annual retainer for all non-employee directors for 2020 service. Directors who are employees of our significant shareholder, SVP, receive no additional compensation (neither cash nor equity) for their service as directors and are prohibited from individually owning shares of the Company’s common stock under the terms of their arrangement and employment with SVP.
(2)    Annual fee for serving as Audit Committee Chair in 2020.
(3)    Annual fee for serving as Compensation Committee Chair in 2020. As the Compensation Committee Chair is an SVP employee, no compensation was payable for service in such position.
(4)    Annual fee for serving as Nominating and Strategy Committee Chair in 2020.
(5)    Targeted value of restricted stock unit award for 2020 long-term incentive retainer applicable for all non-employee directors other than directors who are employees of our significant shareholder, SVP.
(6)    Value of restricted cash award for 2020 long-term incentive retainer applicable for all non-employee directors other than directors who are employees of our significant shareholder, SVP.
(7)    Target value for 2020 premium on restricted stock unit award for long-term incentive retainer for leadership as non-executive Chairman of the Board.
(8)    Value of 2020 premium on restricted cash award for long-term incentive retainer for leadership as non-executive Chairman of the Board.

Our Principles for Corporate Governance include stock ownership requirements for our non-employee directors (excluding the two directors who are employees of our significant shareholder, SVP) that further align the Company's director and shareholder interests by enhancing our directors' long-term perspective. Each applicable director is required to hold an equity ownership in the Company with a value of at least four times the director's annual retainer. Such ownership should generally be achieved within a five-year grace period from the later of (i) when the director was first elected to the Board or (ii) April 30, 2019, the date on which the Principles were amended to include the non-employee director stock ownership requirements.

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The following table sets forth certain summary information regarding compensation paid or accrued by the Company to or on behalf of the Company’s non-employee directors for the fiscal year ended December 31, 2020. Although the Board views such as compensation for 2020 service, the restricted cash award provided for 2020 to 2021 Board service was not earned or paid until February of 2021, and thus, will be reflected in the Company's 2021 Director Compensation Table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
(a)	(b)	(c)	(h)
Michael Duginski	$75,000	$28,706	$103,706
Gabriel L. Ellisor	$90,000	$28,706	$118,706
David Geenberg(2)	$—	$—	$—
Christoph O. Majeske(2)	$—	$—	$—
Marcus C. Rowland	$70,000	$54,801	$124,801
Charles W. Wampler	$70,000	$28,706	$98,706
_______________________________
(1)    Amounts in this column reflect the aggregate grant date fair value of the restricted stock units granted to our non-employee directors, calculated in accordance with Financial Standards Accounting Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For additional information about the assumptions used in the valuation of such awards, see Note 7 to Consolidated Financial Statements to the Company’s audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2020. As of December 31, 2020, our non-employee directors held the following number of (i) vested and unexercised stock options: Messrs. Duginski, Ellisor and Wampler - 12,347 each, and Mr. Rowland - 64,263; (ii) unvested stock options: Messrs. Rowland, Duginski, Ellisor and Wampler - 0 each; and (iii) unvested restricted stock units (which vest in full on February 26, 2021): Messrs. Duginski, Ellisor and Wampler - 9,474 each, and Mr. Rowland - 18,086.
(2)    As described above, directors who are employees of our significant shareholder, SVP, do not receive any compensation for their service as directors.

Nominations for Directors
Identifying Candidates
Subject to the then-applicable terms of the Nomination Agreement, the Nominating and Strategy Committee, in consultation with the Chairman of the Board, is responsible for identifying and screening potential director candidates and recommending qualified candidates to the Board for nomination. The Committee will also consider director candidates recommended by the shareholders in accordance with the Company’s Bylaws. For information on how to recommend a director candidate, refer to “Shareholder Proposals” in this proxy statement. The Nominating and Strategy Committee evaluates nominees recommended by shareholders using the same criteria it uses to evaluate other candidates, subject to the terms of the Nomination Agreement.
Qualifications
The Board codified standards for directors in SilverBow Resources' Principles for Corporate Governance. These principles provide that the Board should encompass a diverse range of talent, perspective, skill and expertise sufficient to provide sound and prudent guidance with respect to the Company's operations and interests. The Principles for Corporate Governance also provide that at all times a majority of the Board must be "independent directors" as defined from time to time by the listing requirements of the NYSE and any specific requirements established by the Board. The Nominating and Strategy Committee has not established in any governing document a specific minimum or fixed maximum age (although a director must inform the Chairman of the Board or the Chair of the Nominating and Strategy Committee when he/she reaches the age of 75), education, years of business experience or specific types of skills for potential director candidates; but, in general, consideration is given to each candidate’s reputation, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board.
The Company’s Principles for Corporate Governance require that each director:
•    understand SilverBow Resources’ business and the marketplaces in which it operates;
•    regularly attend meetings of the Board and of the Board committee(s) on which he or she serves;

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•    review the materials provided in advance of meetings and any other materials provided to the Board from time to time;
•    monitor and keep abreast of general economic, business and management news and trends, as well as developments in SilverBow Resources’ competitive environment and SilverBow Resources’ performance with respect to that environment;
•    actively, objectively and constructively participate in meetings and the strategic decision-making processes;
•    share his or her perspective, background, experience, knowledge and insights as they relate to the matters before the Board and its committees;
•    be reasonably available when requested to advise the CEO and management on specific issues not requiring the attention of the full Board but where an individual director’s insights might be helpful to the CEO or management; and
•    be familiar and comply in all respects with the Code of Ethics and Business Conduct of the Company.
We have not adopted a specific written policy with respect to diversity; however, the Nominating and Strategy Committee considers principles of diversity, including different viewpoints, backgrounds, experiences and other demographics (such as age, gender, nationality, race, ethnicity and LGBTQ+ status), as factors in evaluating nominees to recommend for service on our Board. As part of the Board’s annual succession planning and self-assessment processes, and in accordance with the terms of the then-applicable Nomination Agreement, the Board reviews the diversity of specific skills and characteristics necessary for optimal functionality of the Board in its oversight of the Company for both the short and long term. This assessment of diversity and the proper skills and characteristics of candidates on our Board must be done in accordance with the Nomination Agreement in effect, as discussed further in the "Related-Party Transactions" section of this proxy statement, which establishes our Board structure and director classes and gives the right to Consenting Noteholders, who make up a majority of our shareholders, to nominate and remove certain directors.
The Board’s succession planning requires the Nominating and Strategy Committee and the Board to consider the skill areas currently represented on the Board, and specifically those represented by directors expected to retire or leave the Board in the near future. Those skill sets are assessed against the target skill areas established annually by the Board and the recommendations of directors regarding skills that could potentially improve the overall quality and ability of the Board to carry out its function. The Board then establishes the specific target skill areas or experiences that are to be the focus of a director search, when necessary. Specific qualities or experiences could include experience in the Company's industry, financial or technological expertise, experience in situations comparable to the Company's, leadership experience and relevant geographical experience. The effectiveness of the Board's diverse mix of skills and experiences is also considered and reviewed as part of each Board self-assessment.
Nomination of Candidates
In determining whether to nominate a candidate, either from an internally-generated shareholder recommendation or as an appointment under the terms of the then-existing Nominating Agreement, the Nominating and Strategy Committee will consider the composition and capabilities of existing Board members, as well as additional capabilities considered necessary or desirable in light of existing and future Company needs. The Nominating and Strategy Committee also exercises its independent business judgment and discretion in evaluating the suitability of any recommended candidate for nomination.
Corporate Governance
Part of the Company’s historical and ongoing corporate governance practices is the Company’s policy that officers, directors, employees and certain consultants of the Company are required to submit annual disclosure statements regarding their compliance with the Company’s Conflict of Interest Policy. A management representation letter is provided to the Nominating and Strategy Committee of the Board regarding the results of the annual disclosure statements and management’s assessment of any potential or actual conflict of interest. Based on this assessment and further discussion with management, the Nominating and Strategy Committee then directs management on what additional action, if any, the committee determines necessary with regard to any potential or actual conflict of interest or related-party transaction.

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The Company also requires that officers, directors, employees and certain consultants of the Company provide an annual reaffirmation of the Company’s Code of Ethics and Business Conduct. A copy of the Code of Ethics and Business Conduct is redistributed in connection with this requirement. Each required individual is asked to reaffirm and reacknowledge that they have reviewed and refreshed their knowledge of the Code of Ethics and Business Conduct and will continue to comply with all provisions therein. Each individual also reaffirms their understanding that their continued service to the Company is dependent upon compliance with the Company’s Code of Ethics and Business Conduct. In addition, all officers, directors, employees and certain consultants are required to annually recertify their understanding of, and adherence to, the Company’s Insider Trading Policy. A copy of the Insider Trading Policy is also redistributed in connection with this requirement.
Each of the Audit, Compensation and Nominating and Strategy Committees has a committee charter. Each such charter is reviewed annually by the applicable committee, and all of the charters are reviewed by the Nominating and Strategy Committee. The committee charters, the Board-adopted Principles for Corporate Governance and the Code of Ethics and Business Conduct are applicable to all employees and directors, and to certain consultants, and are posted on the Company’s website at www.sbow.com. In addition, the Code of Ethics for Senior Financial Officers and Principal Executive Officer, as adopted by the Board, is posted on SilverBow Resources’ website, where the Company also intends to post, to the extent required, any waivers from or amendments to this code within four business days following any such waiver or amendment.
Related-Party Transactions
Other than the Company’s Conflict of Interest Policy, the Company has not adopted a formal related-party transaction policy. As a matter of corporate governance policy and practice, all related-party transactions as defined under Item 404(a) of Regulation S-K along with any disclosures under SilverBow Resources' Conflict of Interest Policy, are presented to and considered by the Nominating and Strategy Committee of the Company’s Board of Directors annually, and on an as-needed basis if a transaction were to occur or disclosure is provided mid-year. See the discussion set forth above under “Corporate Governance” regarding the Conflict of Interest Policy and related annual disclosure process used to identify and evaluate related-party transactions, if any, disclosed by our directors, officers, employees and certain consultants.
Director Nomination Agreement
Following the expiration of the initial terms of the Board after the effective date of the Nomination Agreement (April 22, 2016), our Charter and the Nomination Agreement require that the Company and the Consenting Noteholders shall take all necessary actions to cause the Board to consist of seven members as follows:
(i)the Chief Executive Officer of SilverBow Resources, which shall be a Class III director;
(ii)two nominees designated by SVP (each an “SVP Designated Director”), which shall be one Class I director and one Class III director; provided, that (A) the number of nominees designated by SVP shall be reduced to one director, which shall be a Class III director, at such time as SVP and its affiliates (other than other Consenting Noteholders) (the “SVP Entities”) collectively beneficially own common stock representing an equity percentage of less than 15% and greater than or equal to 8%, with the understanding that such reduction to one director shall be permanent and despite any later increase in their equity percentage, and (B) SVP shall permanently, and despite any later increase in their equity percentage, no longer be entitled to designate a nominee at such time as the SVP Entities collectively beneficially own common stock representing an equity percentage of less than 8%;
(iii)two nominees designated by the Consenting Noteholders as a group (excluding SVP until such time that SVP is no longer entitled to designate an SVP Designated Director) (the “Noteholder Designated Directors”), which shall be two Class II directors; provided, that (A) the number of nominees designated by the Consenting Noteholders shall be reduced to one director, which shall be a Class II director, at such time as the Consenting Noteholders and their affiliates (the “Noteholder Entities”) collectively beneficially own common stock representing an equity percentage of less than 15% and greater than or equal to 8%, with the understanding that such reduction to one director shall be permanent and despite any later increase in their equity percentage, and (B) except as set forth in item (iv) below, such Consenting Noteholders shall permanently, and despite any later increase in their equity percentage, no longer be entitled to

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designate a nominee at such time as the Noteholder Entities collectively beneficially own common stock representing an equity percentage of less than 8%;
(iv)for the purposes of calculating the equity percentage in clauses (A) and (B) of item (iii) above, with respect to SVP’s ownership, the equity percentage shall only include the portion of SVP’s equity percentage that exceeds 15%, but shall contribute to the equity percentage described in (iii) above only up to a maximum of 7.9%, until such time that SVP is no longer entitled to designate an SVP Designated Director. At such time that SVP is no longer entitled to designate an SVP Designated Director, all of SVP’s ownership shall be included in the equity percentage calculations in clauses (A) and (B) of item (iii) above. For the purposes of item (iii) above, the designation right contained in such provision shall still be available at the time SVP is no longer entitled to designate an SVP Designated Director, if at such time, the equity percentage ownership threshold in clause (B) of item (iii) above is satisfied; and
(v)one independent director (as such term is used solely for purposes of the Nomination Agreement) and one additional director (which will be the Chairman) nominated by the Nominating and Strategy Committee of the Board, which shall be designated a Class I director and a Class III director, respectively.
So long as SVP is entitled to designate a nominee, SVP shall have the right to remove such nominee (with or without cause), from time to time and at any time, from the Board. Should a director designated by SVP be removed for any reason, whether by SVP or otherwise in accordance with the Charter and the Bylaws, SVP shall be entitled to designate an individual to fill the vacancy created by such removal so long as SVP is entitled to designate a nominee on the date of such replacement designation, subject to the Charter and Bylaws of the Company.
In addition, if SVP loses the right to nominate any directors, it may not remove and replace their directors still on the Board. If the Consenting Noteholders lose the right to remove and replace any directors pursuant to the then-existing terms of the Nomination Agreement, the Consenting Noteholders will lose the right to remove and replace such directors.
The Nomination Agreement will terminate upon the earlier to occur of (a) such time as the Consenting Noteholders in the aggregate no longer beneficially own common stock representing an equity percentage equal to or greater than 8%, or (b) the delivery of written notice to SilverBow Resources by all of the Consenting Noteholders, requesting the termination of the Agreement. Further, at such time as any particular Consenting Noteholder ceases to beneficially own any shares of common stock, all rights and obligations of such Consenting Noteholder under the Nomination Agreement will terminate.
The foregoing summary of the Nomination Agreement is qualified in its entirety by reference to the full text of the Nomination Agreement, which is included as Exhibit 4.7 to our Registration Statement on Form S-8 (File No. 333-210936), filed on April 27, 2016.
Registration Rights Agreement
We also entered into a registration rights agreement effective April 22, 2016 (the “Registration Rights Agreement”) with parties who received shares of common stock upon the effective date of the Registration Rights Agreement (the “Holders”) representing 5% or more of the common stock outstanding on that date. The Registration Rights Agreement provides resale registration rights for the Holders’ Registrable Securities (as defined in the Registration Rights Agreement).
Pursuant to the Registration Rights Agreement, Holders have customary demand, underwritten offering and piggyback registration rights, subject to the limitations set forth in the Registration Rights Agreement. Under their demand registration rights, Holders owning at least 5% of the outstanding shares of common stock may request us to register all or a portion of their Registrable Securities, including on a delayed or continuous basis under Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”). Each Holder is entitled to two demand registrations. Generally, we are required to provide notice of the demand request within five business days following the receipt of the demand notice to all additional Holders, who may, in certain circumstances, participate in the registration. Under their underwritten offering registration rights, Holders also have the right to demand us to effectuate the distribution of any or all of its Registrable Securities by means of an underwritten offering pursuant to an effective registration statement. Each Holder is entitled to two underwritten offering

17 | SilverBow Resources, Inc.	2021 Proxy Statement

requests. We are not obligated to effect a demand notice or an underwritten demand notice within 180 days of closing either a demand registration or an underwritten offering. We are required to maintain the effectiveness of any such registration statement until the earlier of 180 days (or two years if a “shelf registration” is requested) after the effective date of the Registration Rights Agreement and the consummation of the distribution by the participating Holders. Under their piggyback registration rights, if at any time we propose to register an offering of common stock for our own account, we must give at least five business days’ notice to all Holders of Registrable Securities to allow them to include a specified number of their shares in the registration statement.
These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under certain circumstances. We will generally pay all registration expenses in connection with our obligations under the Registration Rights Agreement, regardless of whether a registration statement is filed or becomes effective. The registration rights granted in the Registration Rights Agreement are subject to customary indemnification and contribution provisions, as well as customary restrictions such as blackout periods and, if an underwritten offering is contemplated, limitations on the number of shares to be included in the underwritten offering that may be imposed by the managing underwriter.
The obligations to register shares under the Registration Rights Agreement will terminate with respect to us and each Holder on the first date upon which the Holder no longer beneficially owns any Registrable Securities.
The foregoing summary of the Registration Rights Agreement is qualified in its entirety by reference to the full text of the Registration Rights Agreement, which is included as Exhibit 10.1 to the our Current Report on Form 8-K (File No. 001-08754) filed on April 28, 2016.

2021 Proxy Statement	SilverBow Resources, Inc. | 18

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
The following table sets forth information concerning the shareholdings of each person who, to the Company’s knowledge, beneficially owned more than five percent of the Company’s outstanding common stock as of March 19, 2021:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (# of shares)		Percent of Class
Strategic Value Partners, LLC 100 West Putnam Avenue Greenwich, CT 06830	4,476,462	(1)	36.9%
DW Partners LP and DW Investment Partners, LLC 590 Madison Avenue, 13th Floor New York, NY 10022	1,852,755	(2)	15.3%
BOF Holdings IV, LLC 1450 Brickell Avenue 31st Floor Miami, FL 33131	840,147	(3)	6.9%
_______________________________
(1)    Based on a Schedule 13D/A dated and filed February 16, 2021, by Strategic Value Partners, LLC, SVP Special Situations III LLC, SVP Special Situations III-A LLC, and Victor Khosla, 4,476,462 shares are beneficially owned by Strategic Value Partners, LLC (i) as the investment manager of Strategic Value Master Fund, Ltd., which has an ownership interest in SVMF 70, LLC, which has an ownership interest in SVMF 71, LLC, (ii) as the managing member of SVP Special Situations III LLC, which is the investment manager of Strategic Value Special Situations Master Fund III, L.P., which has an ownership interest in SVMF 70, LLC, which has an ownership interest in SVMF 71, LLC, and (iii) as the managing member of SVP Special Situations III-A LLC, which is the investment manager of Strategic Value Opportunities Fund, L.P., which has an ownership interest in SVMF 71, LLC. SVMF 71, LLC directly holds 4,476,462 shares of the Company. Mr. Victor Khosla is the sole member of Midwood Holdings, LLC, which is the managing member of Strategic Value Partners, LLC and is also the indirect majority owner and control person of Strategic Value Partners, LLC, SVP Special Situations III LLC and SVP Special Situations III-A LLC. Each of the signatories to the Schedule 13D/A disclaims beneficial ownership of all reported securities. Strategic Value Partners, LLC is a Consenting Noteholder under the Director Nomination Agreement as discussed above under “Continuing Members of the Board of Directors—Related-Party Transactions—Director Nomination Agreement.”
(2)    Based on a Schedule 13G/A dated December 31, 2019, and filed February 14, 2020, jointly filed in accordance with SEC Rule 13d-1(b) by both DW Partners, LP and DW Investment Partners, LLC (together the “DW Group”), the DW Group holds shared voting and dispositive power with respect to all shares reported. DW Group is a Consenting Noteholder under the Director Nomination Agreement as discussed above under “Continuing Members of the Board of Directors—Related-Party Transactions—Director Nomination Agreement.”
(3)    Based on a Schedule 13G/A dated December 31, 2018, and filed February 8, 2019, jointly filed in accordance with SEC Rule 13d-1(b) by BOF Holdings IV, LLC, H.I.G. Bayside Loan Opportunity Fund IV, L.P., H.I.G. Bayside Loan Advisors IV, LLC, H.I.G.-GPII, Inc., Sami W. Mnaymneh and Anthony A. Tamer (together, the “BOF Group”), the BOF Group holds shared voting and dispositive power with respect to all shares reported. BOF Group is a Consenting Noteholder under the Director Nomination Agreement as discussed above under “Continuing Members of the Board of Directors—Related-Party Transactions—Director Nomination Agreement.”

19 | SilverBow Resources, Inc.	2021 Proxy Statement

Security Ownership of Board of Directors and Management
The following table sets forth information concerning the common stock shareholdings of the members of the Board, the Named Executive Officers as defined later in this proxy statement, and all executive officers and directors as a group, as of March 19, 2021. The address of the individuals below, unless otherwise indicated, is 575 North Dairy Ashford, Suite 1200, Houston, Texas 77079.

Name of Beneficial Owner	Position	Amount and Nature of Beneficial Ownership(1) (# of shares)	Percent of Class
Marcus C. Rowland	Chairman of the Board	108,834	—	(2)
Michael Duginski	Director	50,854	—	(2)
Gabriel L. Ellisor	Director	50,854	—	(2)
David Geenberg(3)	Director	—	—	(2)
Christoph O. Majeske(3)	Director	—	—	(2)
Charles W. Wampler	Director	50,854	—	(2)
Sean C. Woolverton	Chief Executive Officer and Director	188,883	1.5%
Christopher M. Abundis	Executive Vice President, Chief Financial Officer, General Counsel and Secretary	84,455	—	(2)
Steven W. Adam	Executive Vice President and Chief Operating Officer	112,217	—	(2)
All executive officers and directors as a group (9 persons)		646,951	5.2%
_______________________________
(1)    Unless otherwise indicated below, the persons named have the sole voting and investment power or joint voting and investment power with their respective spouses over the number of shares of the common stock of the Company shown as being beneficially owned by them. None of the shares beneficially owned by our NEOs and directors are pledged as a security. The amounts include shares acquirable within 60 days of March 19, 2021, by vesting of RSUs or exercise of stock options under SilverBow Resources' equity plans. The following were entitled to receive shares from RSU awards and through the exercise of stock options within 60 days of March 19, 2021: Mr. Rowland - 0 RSUs, 64,263 stock options; Mr. Duginski - 0 RSUs, 12,347 stock options; Mr. Ellisor - 0 RSUs, 12,347 stock options; Mr. Wampler - 0 RSUs, 12,347 stock options; Mr. Woolverton - 0 RSUs, 58,054 stock options; Mr. Abundis - 0 RSUs, 34,331 stock options; and Mr. Adam - 12,960 RSUs, 38,880 stock options.
(2)    Less than one percent
(3)    Each of these directors is a member of the Board as an SVP Designated Director under the Nomination Agreement. As employees of SVP, each (i) disclaims beneficial ownership of the shares owned by SVP and its affiliates, and (ii) has elected not to receive individual equity awards granted to other non-employee directors in accordance with the terms of their arrangement and employment with SVP.

2021 Proxy Statement	SilverBow Resources, Inc. | 20

Securities Authorized for Issuance Under Equity Compensation Plans
The following table sets forth certain information regarding our equity compensation plans as of December 31, 2020.

	Equity Compensation Plan Information(1)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	121,996	$23.83	742,712
Equity compensation plans not approved by security holders	177,813	$30.42	76,183
Total	299,809		818,895
_______________________________
(1)    Includes equity compensation plan information for both the SilverBow Resources 2016 Equity Incentive Plan ("2016 Plan") and the SilverBow Resources, Inc. Inducement Plan (“Inducement Plan”).

The equity compensation plans not approved by security holders row represents the Company's Inducement Plan. Prior to relisting on the NYSE on May 5, 2017, the Company adopted the Inducement Plan on December 15, 2016, originally to assist it in attracting and retaining persons as employee, directors and consultants. The Inducement Plan provides for the grant of stock options, stock appreciation rights, restricted stock awards, restricted stock units, other stock-based awards and cash awards. The Inducement Plan is administered by the Compensation Committee of the Board, which retains discretion to determine eligible participants to be granted awards and to set the terms and conditions of awards granted thereunder. Awards under the Inducement Plan are granted pursuant to NYSE Listing Company Manual Rule 303A.08, and, following the Company's listing on the NYSE in May 2017, may only be granted to a prospective employee as a material inducement to the person accepting employment with the Company.

21 | SilverBow Resources, Inc.	2021 Proxy Statement

EXECUTIVE OFFICERS
In general, the Board appoints the executive officers of the Company annually. Information regarding Sean C. Woolverton, Chief Executive Officer and Director, is set forth previously in this proxy statement under “Continuing Members of the Board of Directors—Class III Directors.” Shown below is certain information, as of the date of this proxy statement, concerning the other executive officers of the Company.
Christopher M. Abundis, 43, was appointed Executive Vice President, Chief Financial Officer, General Counsel and Secretary of SilverBow Resources on February 26, 2020, having served in the same capacity as Senior Vice President since November 12, 2019. Mr. Abundis leads the Company’s Legal, Financial Reporting, Accounting, Finance, Investor Relations, Human Resources, Information Technology, Corporate Services and Records functions. Effective November 12, 2019, Mr. Abundis was designated as the Company’s principal financial officer under SEC guidelines. Mr. Abundis has served SilverBow Resources in a series of progressive responsibilities since joining the Company in 2005. Prior to his current role, Mr. Abundis was SilverBow Resources’ Senior Vice President, General Counsel and Secretary, leading the Company’s legal and administration efforts including the Legal, Human Resources, Corporate Services and Records Departments, from March 2017 until November 2019. From April 2016 to March 2017, Mr. Abundis was Vice President, General Counsel and Secretary for the Company. He has served the Board of Directors as Secretary of the Company since August 2012. From February 2007 to August 2012, Mr. Abundis served as Assistant Secretary of the Company and has provided legal consultation in corporate governance, securities law and other corporate related matters in progressive positions of responsibility including Senior Counsel, Counsel and Associate Counsel. He was an officer of SilverBow Resources when it filed for relief under the Bankruptcy Code on December 31, 2015, and throughout the Company’s reorganization and emergence from bankruptcy on April 22, 2016. Prior to beginning his legal career, Mr. Abundis worked for KPMG LLP. Mr. Abundis received a Bachelor of Business Administration and Master of Science in Accounting from Texas A&M University and a Juris Doctor from South Texas College of Law.
Steven W. Adam, 66, was appointed Executive Vice President and Chief Operating Officer of SilverBow Resources on November 6, 2017. Mr. Adam leads the Company’s operations and asset management efforts, including Reserve Reporting, Land Management, Supply Chain, Regulatory and Health Safety & Environmental functions. He was previously the Senior Vice President of Operations of Sanchez Oil and Gas, a company engaged in the management of oil and natural gas properties, where he held a series of positions of increasing responsibility from May 2013 until July 2017, including Vice President of Operations-Eagle Ford. Mr. Adam has over 40 years of upstream exploration and production and petroleum services experience with both major and independent companies. He brings to the Company his unconventional resource management experiences with Sanchez Oil and Gas and Occidental Petroleum. Mr. Adam received a Bachelor of Science degree in Chemical Engineering from Montana State University, Master of Business Administration from Pepperdine University and Advanced Management Certificate from the University of California - Berkley.

2021 Proxy Statement	SilverBow Resources, Inc. | 22

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis (“CD&A”)
In this proxy statement, our Named Executive Officers (“NEOs”) for fiscal year 2020 are:
•Sean C. Woolverton, Chief Executive Officer and Director (“CEO”);
•Christopher M. Abundis, Executive Vice President, Chief Financial Officer, General Counsel and Secretary (“EVP, CFO, GC & SEC”); and
•Steven W. Adam, Executive Vice President and Chief Operating Officer (“EVP & COO”).
Our Executive Compensation Programs are Aligned with Shareholder Interests and Company Performance
Oil and Gas Industry and SilverBow Resources Faced Unprecedented Challenges in 2020
2020 was a challenging year for the oil and gas industry and SilverBow Resources due to the precipitous decline in commodity prices. This decline started with the Saudi Arabia and Russia oil price war in early 2020 and was exacerbated by meaningfully reduced demand due to the outbreak of the COVID-19 pandemic. The precipitous decline in commodity prices has had a negative impact on SilverBow Resources and its peers:
•Revenue was down 30% for the median performance peer;
•Total shareholder return declined by 44% for the median performance peer; and
•Nearly 25% of the companies in the Company's performance peer group filed for bankruptcy.

2020 Executive Compensation
At the beginning of 2020, we modified our NEO long-term equity compensation program to help preserve shares and manage equity dilution. Target award levels for our NEOs were reduced by 20% compared to 2019, and were delivered in a mixture of time-based restricted stock units and a separate cash incentive award that, when originally granted, would pay out based on achievement for two separate annual performance periods. The aggregate long-term award was designed to consist of approximately 60% time-based restricted stock units and 40% performance-based cash incentive award using the Company's January 2020 VWAP stock price; however, due to a decrease in stock price, it was ultimately delivered in approximately 35% time-based restricted stock units and 65% cash incentive award on the date of grant. Using cash rather than equity for the performance-based piece of the long-term equity incentive helped manage the Company's existing available shares during a challenging environment and prevent dilution to our existing shareholders, while still encouraging retention and achievement of key Company performance objectives.

The onset of COVID-19 had a material impact on our business. In April 2020, the Board of Directors adopted a revised 2020 annual budget that reflected the impact of declining commodity prices and authorized a new business strategy to position the Company for success in a volatile business environment. In June 2020, the Compensation Committee adopted a revised 2020 annual incentive plan scorecard that aligned with the revised annual budget and rewarded for execution of the Company's critical business objectives. These changes supported the business in 2020 and were made to reward management for strong execution in a challenging industry environment. As shown below, our executive management's execution has resulted in an over 400% increase in the Company's stock price since our March 2020 low, setting SilverBow Resources up for a 78% year-to-date increase in our stock price in 2021.

23 | SilverBow Resources, Inc.	2021 Proxy Statement

Despite a continuing global pandemic and an unprecedented drop in commodity prices early in the year, SilverBow Resources faced the volatile industry conditions head on and responded with strong financial and operational performance and with a continued commitment to workforce safety. In response to the COVID-19 pandemic, the Company implemented additional safety measures for the protection of its employees, including extra cleaning and protective actions along with work-from-home changes for all employees other than essential personnel whose physical presence was required for operations.
A few highlights of the results that exceeded objectives in 2020 are provided in the following chart:

2020 OBJECTIVES		2020 RESULTS
1	Sustainable Free Cash Flow	**~$60MM** Free Cash Flow(1)
2	Absolute Debt Reduction	**~$50MM** Net Debt Reduction
3	Highest Safety Standards	**ZERO** 2020 TRIR(2)
4	Capital Efficiency	**21% YoY** Reduction in D&C $/ft(3)

_______________________________
(1)    Free Cash Flow is a non-GAAP measure. Free Cash Flow is calculated as net income (loss) plus (less) depreciation, depletion and amortization, accretion of asset retirement obligations, interest expense, impairment of oil and natural gas properties, net losses (gains) on commodity derivative contracts, amounts collected (paid) for commodity derivative contracts held to settlement, income tax expense (benefit), and share-based compensation expense (Adjusted EBITDA); plus (less) monetized derivative contracts, cash interest expense, capital expenditures and current income tax (expense) benefit. For a reconciliation of Free Cash Flow to net income (loss), please see pages 15-17 of Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on March 3, 2021.
(2)    Total Recordable Incident Rate (TRIR) is total number of recordable incidents x 200,000 divided by total man hours worked
(3)    Includes drilling and completion capital costs incurred, per completed lateral footage

2021 Proxy Statement	SilverBow Resources, Inc. | 24

The Compensation Realized by Our Executives has Aligned with the Shareholder Experience
Our pay programs have been structured to be responsive to the shareholder experience. Over the past three years, our CEO (along with our other NEOs) has realized compensation that is meaningfully less than what was originally targeted. As illustrated below, our CEO's realized compensation was down approximately 62% as compared to target compensation.
_______________________________
*    Target compensation reflects base salary paid, target bonus, target value of long-term equity and cash incentives granted, and all other compensation as reported in the "Summary Compensation Table" of this proxy statement. Realized compensation reflects base salary paid, bonus paid, performance-based cash incentive awards, value of RSUs and PSUs vesting in the respective year, value of stock options exercised, and all other compensation as reported in the "Summary Compensation Table" of this proxy statement.

Strong Historical Shareholder Support for Say-on-Pay
We received approximately 96% shareholder support for our say-on-pay proposal at our 2020 annual meeting and have averaged over 92% shareholder support for the past three years. The Compensation Committee values the opinions of our shareholders as expressed in the say-on-pay vote and believes that the high level of 2020 support combined with our historical support levels demonstrate a strong alignment of our compensation programs with our shareholders’ interests. Accordingly, in considering our shareholder support for the compensation program, no specific changes to our compensation program or policies were made as a result of our say-on-pay vote.

25 | SilverBow Resources, Inc.	2021 Proxy Statement

Overview of Compensation Program
Compensation Philosophy and Elements
In 2020, SilverBow Resources' overall executive compensation program was built on the following objectives:

Compensation Foundational Objectives		How We Accomplish These Objectives
Attract and retain top industry talent	•	Benchmark compensation against industry competitors for executive talent
	•	Provide a competitive compensation package that generally targets between the market median and 75th percentile for target total direct compensation
	•	Grant long-term incentives that vest over multiple years
Emphasize pay for performance	•	The majority of executive compensation is delivered in the form of variable, at-risk compensation
	•	Payouts under our annual incentive cash bonus program are based on a formulaic scorecard with pre-established bonus metrics
	•	A meaningful portion of our ongoing long-term incentive program is targeted to be delivered in the form of performance-based long-term incentives including PSUs in prior years and performance-based cash incentive awards for 2020
Align executive compensation with the creation of shareholder value	•	The largest portion of executive compensation is delivered in the form of long-term, multi-year awards, including equity-based awards and cash incentive awards, designed to align with the Company's strategic priorities
	•	Payouts under a portion of the annual cash bonus program are based on the Company’s total shareholder return ("TSR") performance relative to peers; in the event of negative TSR, payouts under the TSR portion of the annual cash program are capped at target
	•	Payouts under long-term cash incentive awards for 2020 are based on achievement of a strategic objective for that year
	•	The performance metrics under our annual incentive cash bonus program align with our key business objectives, which we believe will lead to the creation of shareholder value
In setting up our compensation program for 2020, the Compensation Committee, with the advice of our independent compensation consultant, FW Cook, designed a compensation program around the compensation elements described in the table below. Because we are a growth-stage company, long-term incentives, including long-term equity and cash incentive awards, have been designed to attract and retain our NEOs. Further, time-based stock options granted in prior years and held by our NEOs only have value if the stock price appreciates over the grant date exercise price.

2021 Proxy Statement	SilverBow Resources, Inc. | 26

Component		Type of Payment/Benefit		Purpose
Base Salary	•	Fixed cash payment to NEO, generally eligible for annual increase	•	Designed to be competitive with comparable companies
			•	Attract and retain talent
Annual Incentive Cash Bonus	•	Annual cash payments based on performance	•	Pay for performance tied to success in achieving key performance indicators ("KPIs")
			•	Reward for executing 2020 objectives
Long-term Equity and Cash Incentives	•	Time-based restricted stock units (“RSUs”)	•	Represent the largest portion of an NEO’s compensation
	•	Cash incentive awards (“Cash Incentive Award”)	•	Create strong link between executives' and shareholders' long-term interests
			•	Pays for performance on strategic objectives, bringing value to shareholders
			•	Serves as a strong attraction and retention mechanism
Compensation Governance
The Compensation Committee is focused on creating a best in class executive compensation program. In order to accomplish this, we incorporate the compensation practices and avoid the compensation pitfalls outlined below.

What We Do		What We Don’t Do
✓	Pay for performance – the majority of pay is at risk and based on Company performance	☒	Provide excise tax gross-ups to executives
✓	Balance short-term and long-term performance in our compensation	☒	Allow backdating or repricing of stock options
✓	Use an independent compensation consultant	☒	Allow “single trigger” cash payments upon a change-in-control
✓	Maintain stock ownership requirements	☒	Provide excessive perquisites
✓	Conduct an annual say-on-pay vote	☒	Allow for hedging or pledging of Company stock
2020 NEO Compensation
Elements making up the compensation package for our NEOs in 2020 are further detailed below along with the reasoning and basis for the approved compensation decisions. The actual amounts earned or granted in 2020 are reflected in “Summary Compensation Table” of this proxy statement.
2020 Base Salary
Each of our NEOs received a base level of income, which is set based on the individual’s responsibility, performance and career experience along with the current market conditions. FW Cook provided our Compensation Committee with market data on the base salaries of NEOs at reasonably comparable peers and the level of base compensation appropriate to retain our NEOs and their leadership and expertise at the Company, particularly in a competitive industry and location for such talent. In the aggregate, our NEOs’ base salaries were set between the 50th percentile and 75th percentile of market data for 2020. Below are the base salaries in 2019 and the base salaries in 2020, which were unchanged for Messrs. Woolverton and Adam after considering the market data and overall environment, and raised for Mr. Abundis effective April 1, 2020, to reflect the increased responsibility tied to his expanded role and appointment as the Company's Chief Financial Officer in November 2019, in addition to his other responsibilities, along with his promotion from senior vice president to executive vice president in February 2020:

Named Executive Officer	2019 Base Salary	2020 Base Salary	% Change
Sean Woolverton, CEO	$590,000	$590,000	0.0%
Chris Abundis, EVP, CFO GC & SEC	$345,000	$370,000	7.2%
Steve Adam, EVP & COO	$420,000	$420,000	0.0%

27 | SilverBow Resources, Inc.	2021 Proxy Statement

2020 Annual Incentive Cash Bonus
Similar to base salaries, the annual incentive cash bonus targets for our NEOs were set at the levels listed below by the Compensation Committee after reviewing market data for our compensation peer group. As with base salaries, these targets, as a percentage of base salary, were unchanged from 2019 levels for Messrs. Woolverton and Adam, but increased from a 70% to 75% target for Mr. Abundis in 2020 due to his expanded role as SilverBow Resources' Chief Financial Officer in November 2019 and promotion to executive vice president in early 2020.

Named Executive Officer	2020 Target Bonus (% of Base Salary)
Sean Woolverton, CEO	100%
Chris Abundis, EVP, CFO, GC & SEC	75%
Steve Adam, EVP & COO	85%
Our cash incentive compensation program for 2020 was originally approved by the Compensation Committee and the Board in February 2020. In April 2020, the Company's annual budget for 2020 was revised in response to the global commodities collapse and the COVID-19 pandemic. Given the unprecedented conditions and the Company's strategic shift away from oil development due to the macro environment, in June 2020, the Compensation Committee and the Board approved a revised cash incentive compensation program for 2020 to line up with this revised budget and strategic shift. The revised KPIs for 2020 are shown below:
Revised 2020 KPIs

	Production (MMcfe/d)(1)	Lease Operating Expenses ($MM)(2)	Free Cash Flow ($MM)(3)	D&C Capex Returns (ROR%)(4)	TSR (Relative Performance)(5)	Strategic Goal(6)		Scorecard Payout		HS&E (TRIR) Scaler(7)		Overall Revised KPI Bonus Payout
Weighting	12.5%	12.5%	25%	12.5%	12.5%	25%				0.9 - 1.1

Threshold	165	$24.0	$30.0	20%	25%					No Cat. Event
Expected (Target)	175	$21.0	$40.0	32%	50%					0.4
Stretch	190	$20.0	$55.0	45%	90%					0.2

SilverBow 2020 Performance	183	$21.4	$60.6	15.3%	43.5%					0.0

Payout	18.8%	11.7%	50.0%	0.0%	11.1%	25%	=	116.6%	x	1.1	=	128%
_______________________________
(1)    Production is based on annual net sales during the performance period. For 2020, Production was 183 MMcfe/d. Performance for this metric was between the target and stretch levels and yielded a 18.8% payout.
(2)    For 2020, lease operating expenses totaled $21.4 million, which fell between the threshold and target levels and yielded an 11.7% payout.
(3)    Free cash flow is defined as adjusted EBITDA plus hedge monetization less cash interest expense, capital expenditures and cash taxes. SilverBow Resources had $60.6 million of free cash flow for the 2020 fiscal year. This achievement exceeded the stretch level and yielded a 50% payout.
(4)    Drilling and completion ("D&C") capex returns is a measure of the rate of return ("ROR") on the wells turned to sales during the program year. The Company’s ROR was 15.3% for 2020, which performance fell beneath the threshold level and yielded no payout.
(5)    TSR is measured relative to the Company’s 2020 performance peer group as described later in this CD&A. The Company finished at approximately the 44th percentile of its peers, which was between the threshold and expected levels, and yielded an 11.1% payout.

2021 Proxy Statement	SilverBow Resources, Inc. | 28

(6)    The Strategic Goal for 2020 was focused on balance sheet management and portfolio expansion for SilverBow Resources. Based on the Company's credit facility utilization and successful semi-annual redeterminations, cash forecasting efforts and monetization of excess commodity derivatives, along with evaluation of several potential transformational merger and acquisition opportunities and capital alternatives, addition of high rate of return locations through smaller acquisition and leasing activity, and the divestiture of non-core Company assets, the Compensation Committee approved a payout of 25% for this discretionary KPI.
(7)    Health Safety & Environmental (“HS&E”) Total Recordable Incident Rate (“TRIR”) is an OSHA indicator that measures a company’s total recordable injury rate; the Company’s achievement of zero incidents, exceeding the stretch level, yielded a 1.1 multiplier to the overall KPI cash bonus payout.

In determining the final incentive cash bonus payout for 2020, the Compensation Committee and the Board also took into account performance on the Company's original KPIs, established prior to the strategic shift for the Company that was necessitated by the global pandemic and collapse in commodity prices. The original KPIs for 2020 are shown below:
Original 2020 KPIs

	Production (MMcfe/d)(1)	Total Operating Expenses ($/Mcfe)(2)	Free Cash Flow ($MM)(3)	D&C Capex Returns (ROR%)(4)	TSR (Relative Performance)(5)	Strategic Goal(6)		Scorecard Payout		HS&E (TRIR) Scaler(7)		Overall Original KPI Bonus Payout
Weighting	12.5%	12.5%	12.5%	25%	12.5%	25%				0.9 - 1.1

Threshold	195	$1.12	($25.0)	20%	25%					No Cat. Event
Expected (Target)	216	$0.99	$0.0	32%	50%					0.30
Stretch	230	$0.95	$15.0	45%	90%					0.15

SilverBow 2020 Performance	183	$1.06	$60.6	15.3%	43.5%					0.00

Payout	0.0%	9.1%	25.0%	0.0%	11.1%	25%	=	70.2%	x	1.1	=	77%
_______________________________
(1)    Production is based on annual net sales during the performance period. For 2020, Production was 183 MMcfe/d. Performance for this metric was between the below the threshold level based on the original KPIs, prior to the strategic shift due to the global environment, and would have yielded no payout.
(2)    Total operating expenses is comprised of: lease operating expenses, transportation and production expenses, production taxes, and cash, general and administrative expenses. The Company's total operating expenses for 2020 were $1.06, which fell between the threshold and target levels under the original KPIs and would have yielded a 9.1% payout.
(3)    Free cash flow is defined as adjusted EBITDA plus hedge monetization less cash interest expense, capital expenditures and cash taxes. SilverBow Resources had $60.6 million of free cash flow for the 2020 fiscal year. This achievement, using the original KPI weightings, would have exceeded the stretch level and yielded a 25% payout.
(4)    D&C capex returns is a measure of the ROR on the wells turned to sales during the program year. The Company’s ROR was 15.3% for 2020, which performance fell beneath the threshold level and would have also yielded no payout under the original KPIs.
(5)    TSR is measured relative to the Company’s 2020 performance peer group as described later in this CD&A. The Company finished at approximately the 44th percentile of its peers, which was performance between the threshold and expected levels, and would have also yielded an 11.1% payout under the original KPIs.
(6)    The Strategic Goal for 2020 was focused on balance sheet management and portfolio expansion for SilverBow Resources. Based on the Company's credit facility utilization and successful semi-annual redeterminations, cash forecasting efforts and monetization of excess commodity derivatives, along with evaluation of several potential transformational merger and acquisition opportunities and capital alternatives, addition of high rate of return locations through smaller acquisition and leasing activity, and the divestiture of non-core Company assets, the Compensation Committee approved a payout of 25% for this discretionary KPI, which was the same payout for both the revised and original KPIs.
(7)    HS&E TRIR is an OSHA indicator that measures a company’s total recordable injury rate; the Company’s achievement of zero incidents, exceeding the stretch level using both the original and revised KPI weightings and would have yielded a 1.1 multiplier to the overall KPI cash bonus payout.

Performance below the threshold level on any metric resulted in no credit awarded for that metric. Performance at or above the threshold level on any metric resulted in computing the linearly interpolated results achieved for such given metric.
Each metric under both the original and revised KPIs was intended to incentivize eligible employees to achieve near-term operational and financial objectives critical to building the groundwork for our overall long-term mission and business goals. For 2020, these originally encompassed a foundation of production growth and the development of the Company's oil inventory. Based on the revised April 2020 budget, in June 2020, the KPIs

29 | SilverBow Resources, Inc.	2021 Proxy Statement

were revised to reflect the strategic shift to maintain and build shareholder value by managing and preserving assets rather than developing at uneconomic prices. Other KPIs remained unchanged and continued as key areas of focus for the Company, including continued cost optimization efforts and operating in a safe manner to be a low-cost Eagle Ford operator of choice.
Additionally, the discretionary, strategic goal, remained intact, aimed at balance sheet management and portfolio expansion through the addition of high rate of return locations by way of acquisition and divestiture and leasing activity. The high weighting of the strategic goal emphasized the importance of growing the Company and building value for our shareholders, all the while doing so in a financially prudent manner. In assessing achievement of these strategic objectives, the Committee considered that management: (i) actively managed production curtailment to preserve value of future production and meet lease preservation commitments, (ii) renegotiated field service agreements to increase savings on lease operating expenses and drilling and completion activities, and (iii) monetized excess hedge volumes that provided a strategic shift away from oil development and production curtailments.
Taking into account performance on both the original KPIs (77% payout) and the revised KPIs (128% payout) as outlined above, the overall challenging environment, including commodity prices and the ongoing COVID-19 pandemic, and significant 2020 actions taken by the Company to successfully weather the conditions, the Compensation Committee and the Board approved a 90% payout of each individual NEO's target bonus (and all employees) for 2020. As a result, our NEOs received bonus payouts for 2020 under this program in the following amounts:

Named Executive Officer	2020 Target Bonus	2020 Actual Bonus	Payout (as a % of Target)
Sean Woolverton, CEO	$590,000	$531,000	90%
Chris Abundis, EVP, CFO, GC & SEC	$277,500	$249,750	90%
Steve Adam, EVP & COO	$357,000	$321,300	90%
2020 Long-Term Incentives
2020 Annual Long-Term Incentives - Time-Based RSUs and Cash Incentive Awards
In 2020, we undertook a comprehensive redesign of our long-term incentive plan to help manage shareholder dilution in a lower price environment and reward executives for the execution of our critical business objectives. Target award levels for our NEOs were reduced by 20% compared to the long-term incentive targets outlined in the executive employment agreements. Long-term incentive grants were delivered in the form of time-based RSUs and Cash Incentive Awards. The Compensation Committee elected to grant Cash Incentive Awards in lieu of performance share units ("PSUs") to help manage shareholder dilution in a low price environment.
The collective long-term award was approximately 60% time-based restricted stock units and 40% Cash Incentive Award using the Company's January 2020 VWAP stock price; however, as mentioned above, on the date of grant (February 26, 2020), due to a decrease in stock price, the ultimate grant date value of the long-term award was approximately 35% time-based restricted stock units and 65% Cash Incentive Award. With the advice of FW Cook, the Compensation Committee and the Board also determined that given the reduced award values and to align with the time horizon of the Company's strategic plan, it would be appropriate for both the RSUs and the Cash Incentive Award to vest annually over a period of two years rather than three years.
2020 Cash Incentive Awards
The Cash Incentive Awards were granted in February 2020, with a performance metric for 2020 based on the Company's strategy at that time to significantly grow liquids production. Given the continually evolving industry and commodity environment, the Compensation Committee and the Board initially determined that the performance metric for 2021 would be decided at a later time to ensure it was consistent with the Company's 2021 strategic objectives. The payout related to the Cash Incentive Awards could yield anywhere between 0% for below threshold performance level to 200% for achievement of stretch performance. The specific performance metric for 2020, as established in February 2020, was fourth quarter 2020 Company liquids production as follows:

2021 Proxy Statement	SilverBow Resources, Inc. | 30

Performance Level	4Q 2020 Daily Average Liquids Production (BOE)	2020 Earned Cash Incentive Award (% of Target)
Below Threshold	<11,500	—%
Threshold	11,500	50%
Target	13,000	100%
Stretch	15,000	200%

The Compensation Committee maintained the ability to take into account any other factors that such committee deemed appropriate or relevant (including but not limited to, a change in the Company's strategic direction, global macro considerations or extenuating circumstances) in the certification of the 2020 performance level. With the dramatic drop in oil prices early in the year and ongoing global COVID-19 pandemic, the Company's strategic direction shifted significantly during the year, most notably with an adjusted budget in April 2020 and shifting strategic priorities in June 2020. Taking into account the changed circumstances in its certification of 2020 performance for the Cash Incentive Award, the Compensation Committee took not only the Company's fourth quarter 2020 average liquids production into account, but also considered the following, which provided greater value to the Company by deferring or monetizing rather than producing in the 2020 environment, in determining payout of the award for 2020:

Fourth Quarter 2020 Liquids Production Factors	Actual or Equivalent 4Q 2020 Daily Average Liquids Production (BOE)
Actual 4Q 2020 liquids production	7,915
Monetization of 4Q 2020 hedge contracts related to liquids production	4,640
Rejection of 49,000 BBLs of NGLs in 4Q 2020 to capture incremental value	530
Total	13,085

Combining all three elements for actual or equivalent fourth quarter 2020 liquids production, the Company would have achieved 13,085 barrels per day, which would have been between the target and stretch levels, paying out just above 100%. However, after considering the overall challenging macro environment, and that while the above equivalent factors provided more ultimate value to the Company and its shareholders, the monetization of hedges and rejection of barrels were not pure liquids production. Thus, the Compensation Committee adjusted the certified payout to 75% for the fourth quarter liquids production.

Additionally, working with FW Cook in early 2021, the Compensation Committee determined to modify the 2021 portion of the Cash Incentive Award, so that payout for 2021 would be capped at target and strictly time-based. In making this change, the Compensation Committee considered the overall outlook including the continued low-price environment and global COVID-19 pandemic, and the necessity for the Company to maintain flexibility over the course of 2021 to adapt as necessary.

Target Value of Long-Term Incentives
The following chart illustrates the target value of the long-term incentives granted in 2020. As mentioned, the targeted award value for 2020 was 20% lower than the target long-term incentive values outlined in the executive employment agreements. The number of shares granted was determined using the January VWAP Company stock price. Due to a decline in the stock from the January VWAP stock price to February 26, 2020, the actual value on the date of grant of the long-term incentives ("LTI") granted to our NEOs was over 50% lower than the notional value outlined in their employment agreements.

31 | SilverBow Resources, Inc.	2021 Proxy Statement

	Employment Agreement Notional Long-Term Incentive Target		2020 Annual Long-Term Incentive Grants
	LTI Target (% of Base Salary)	Employment Agreement Target LTI Value	2020 Target LTI Value	Total RSUs Granted	Grant Date Fair Value of RSUs Granted	Total Cash Incentive Awards Granted	2020 Grant Date Value of LTI
Named Executive Officer		($)(1)	($)(1)	(#)	($)	($)(2)	($)(1)
Sean Woolverton, CEO	400%	$2,360,000	$1,880,000	135,502	$410,571	$755,200	$1,165,771
Chris Abundis, EVP, CFO, GC & SEC	200%	$740,000	$592,000	42,488	$128,739	$236,800	$365,539
Steve Adam, EVP & COO	250%	$1,050,000	$840,000	60,287	$182,670	$336,000	$518,670
_______________________________
(1)    As shown in the chart above, the grant date value differed from the target value for our 2020 long-term incentives per both (i) our NEOs' employment agreements and (ii) the targeted 2020 long-term incentive value due to the drop in stock price from the January 2020 VWAP used to determine the number of RSUs to February 26, 2020, the date of grant for the RSUs.
(2)    If the Cash Incentive Awards, (prior to taking into account the changes made for the 2021 portion of the award that occurred in February 2021), in the above table were paid out at maximum (200% of target), the Cash Incentive Award Value would be: Mr. Woolverton - $1,510,400; Mr. Abundis - $473,600; and Mr. Adam - $672,000. Given the (i) certification of the 2020 performance period of the Cash Incentive Award payout at 75% of target, and (ii) the subsequent modification of the 2021 measurement period to be capped at target as discussed above, the actual maximum potential payouts will be 87.5% of the original value of Cash Incentive Awards granted as follows: Mr. Woolverton - $660,800; Mr. Abundis - $207,200; and Mr. Adam - $294,000.
Process for Administering our Compensation Programs
In administering our executive compensation program, the Compensation Committee considers many factors, including input from FW Cook, the results of our shareholder advisory vote on executive compensation and industry peer group market data.
Role of Independent Compensation Consultant
The Compensation Committee retains an independent executive compensation consultant, FW Cook, to assist in the development and assessment of our compensation programs and policies. A representative from FW Cook attends Compensation Committee meetings, meets with the Compensation Committee without management present and provides analysis and advice on executive and director compensation levels and plan designs. At the request of the Compensation Committee, the compensation consultant also prepares its own compensation analyses.
FW Cook has served as our independent executive compensation consultant since October 2017. FW Cook reports directly to our Compensation Committee, and the work of FW Cook raised no conflicts under Regulation S-K Item 407(e) or the Company’s Conflict of Interest Policy.
Role of Industry Peer Groups
To be successful in recruiting and retaining top talent in the highly competitive oil and gas industry in Houston, Texas, we believe it is necessary and appropriate to benchmark our executive compensation against that of our relevant peers. In 2020, the Compensation Committee approved peer groups to be utilized for our compensation benchmarking and separately performance benchmarking in assessing our relative total shareholder return performance on our 2020 KPIs. These groups included an adequate number of peers to account for business combinations, asset sales, change of focus and other transactions that could cause peer companies to no longer exist or no longer be comparable, while providing a broader spectrum of peers given limited public companies of our size operating in the Eagle Ford shale area. Changes from prior year peer groups were primarily due to peers no longer being relevant due to mergers, acquisitions, restructurings and bankruptcies. Peers were selected based on the following criteria: size, operations and a general appropriateness of other potential exploration and production companies from both a compensation perspective and a stock performance perspective.

2021 Proxy Statement	SilverBow Resources, Inc. | 32

The Compensation Committee, with the assistance of FW Cook and our management, selected the Peer Group listed below for 2020 compensation benchmarking:
2020 Compensation Peer Group

Amplify Energy	Contango Oil and Gas	Lonestar Resources
Abraxas Petroleum	Earthstone Energy	Montage Resources
Berry Petroleum	Goodrich Petroleum	Penn Virginia
Bonanza Creek Energy	HighPoint Resources	SandRidge Energy
Chaparral Energy

The Compensation Committee, with the assistance of FW Cook and our management, selected the Peer Group listed below for 2020 total shareholder return performance benchmarking for the Company's 2020 KPIs:
2020 Performance Peer Group

Abraxas Petroleum	EQT Corp	Range Resources
Antero Resources	Goodrich Petroleum	Ring Energy
Bonanza Creek Energy	Gulfport Energy	Rosehill Resources
Cabot Oil & Gas	Lonestar Resources	SandRidge Energy
Chaparral Energy	Magnolia Oil & Gas	SM Energy
Chesapeake Energy	Montage Resources	Southwestern Energy
Comstock Resources	Penn Virginia	Sundance Energy
Contango Oil & Gas
Other Compensation Related Policies
Stock Ownership Requirements
To further align senior management’s and our shareholders' interests with respect to long-term growth, the employment agreements of our NEOs executed in 2017 all contain equity ownership requirements. Under their respective employment agreements, our executive officers who joined the Company in 2017 (Messrs. Woolverton and Adam), were required to make an equity investment in the Company during their first year of employment, which Messrs. Woolverton and Adam both satisfied via a 10b5-1 trading plans. Similarly, pursuant to their respective employment agreements, our NEOs are prohibited from selling shares or otherwise transferring the Company's equity unless they maintain ownership of Company equity with an aggregate value of a multiple of the NEO’s annual base salary, which threshold must be maintained with any subsequent transfers. These restrictions shall not apply to any sales of shares intended to satisfy applicable tax withholding obligations in connection with the exercise, vesting or settlement of equity awards under the Company’s equity plans. The required equity investment and continued ownership levels are as follows:

Position	Required Initial Equity Investment	Ownership Requirement
Sean Woolverton, CEO	$300,000 to $500,000	3x annual base salary
Chris Abundis, EVP, CFO, GC & SEC	n/a	2x annual base salary
Steve Adam, EVP & COO	$150,000 to $200,000	3x annual base salary
Policy on Hedging and Pledging Company Stock
Our Insider Trading Policy is applicable to all Board members, officers and employees and prohibits short sales of the Company’s securities. Under such policy, Board members, officers and employees may not enter into any hedging or monetization transactions or similar transactions, including but not limited to zero-cost collars or forward sale contracts involving Company stock. While not specifically stated in the policy, in practice, this includes a prohibition on variable forward contracts, equity swaps, collars and exchange funds. The Insider Trading Policy prohibits transactions in publicly traded options, such as puts, calls and other derivative securities (other than those granted under the Company's equity plans), involving the Company’s securities. The policy also prohibits Board members, officers and employees from directing their designees, or other persons under such individual's control or influence, to indirectly undertake transactions that would be prohibited under the policy if undertaken directly. Furthermore, our Insider Trading Policy provides that the Company's directors and executive

33 | SilverBow Resources, Inc.	2021 Proxy Statement

officers may not hold Company securities in a margin account or pledge the Company's stock as collateral for a loan.
Compensation Policies and Practices as They Relate to Risk Management
In accordance with the requirements of Regulation S-K, Item 402(s), to the extent that risks may arise from the Company’s compensation policies and practices that are reasonably likely to have a material adverse effect on the Company, we are required to discuss those policies and practices for compensating the employees of the Company (including employees that are not NEOs) as they relate to the Company’s risk management practices and the possibility of incentivizing risk taking. We have determined that the compensation policies and practices established with respect to the Company’s employees are not reasonably likely to have a material adverse effect on the Company and, therefore, no such disclosure is necessary.
Compensation Committee Report
The Compensation Committee reviewed and discussed the above CD&A with management. Based upon this review, the related discussions and other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement to be delivered to shareholders of SilverBow Resources.

COMPENSATION COMMITTEE Christoph O. Majeske (Chair) Gabriel L. Ellisor Charles W. Wampler

2021 Proxy Statement	SilverBow Resources, Inc. | 34

Summary Compensation Table
The following table sets forth certain summary information regarding compensation paid or accrued by the Company to or on behalf of our NEOs for the fiscal years ended December 31, 2018, 2019 and 2020.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(e)		(f)		(g)	(i)	(j)
Sean C. Woolverton	2020	$590,000	$410,571		$—		$814,200	$17,100	$1,831,871
Chief Executive Officer and Director	2019	$584,167	$599,377		$—		$590,100	$18,790	$1,792,434
	2018	$564,167	$1,047,853	(5)	$1,797,741	(5)	$591,375	$18,490	$4,019,626
Christopher M. Abundis	2020	$362,708	$128,739		$—		$338,550	$16,393	$846,390
Executive Vice President, Chief Financial Officer, General Counsel and Secretary	2019	$342,084	$—		$—		$241,600	$18,460	$602,144
	2018	$329,167	$457,214	(5)	$841,884	(5)	$243,294	$24,218	$1,895,777

Steven W. Adam	2020	$420,000	$182,670		$—		$447,300	$17,100	$1,067,070
Executive Vice President and Chief Operating Officer	2019	$411,250	$370,748		$—		$357,000	$21,156	$1,160,154
	2018	$390,000	$602,868	(5)	$631,423	(5)	$343,931	$20,856	$1,989,078
_______________________________

(1)    For 2020 and 2018, the amounts in columns (e) and (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards granted during that year. The Company had a one-time equity award exchange, effective May 21, 2019, and approved by both our Board and our shareholders at our 2019 annual meeting (the "Equity Award Exchange"). Accordingly, for 2019, the amounts in column (e) reflect the incremental fair value, computed as of the date of the Equity Award Exchange in accordance with FASB ASC Topic 718, for the RSUs and PSUs granted to the NEOs in connection with the Equity Award Exchange. For Mr. Abundis, no incremental value was recognized in connection with the Equity Award Exchange. Assumptions used in the calculation of these amounts are included in Note 7 to Consolidated Financial Statements to the Company’s audited financial statements included in the Company's Annual Report on Forms 10-K for each of the years ended December 31, 2018, December 31, 2019, and December 31, 2020.
(2)    For 2020, column (e) is comprised of time-based RSUs. For 2018 and 2019, column (e) is comprised of both time-based RSUs and PSUs.
(3)    Amounts in column (g) for 2018, 2019 and 2020 include amounts earned under the Company's cash incentive bonus program based on the achievement of KPIs during 2018, 2019 and 2020, but paid in 2019, 2020 and 2021, respectively. For 2020, column (g) also includes the payment related to the Cash Incentive Award for achievement related to 2020 performance period, which was paid in early 2021. The achievement of performance for both the annual cash incentive bonus program and the Cash Incentive Award are discussed further in the CD&A and were certified by our Board and Compensation Committee at 90% and 75% of the target payout levels, respectively. For the 2020 cash incentive bonus program, our NEOs received the following: Mr. Woolverton - $531,000; Mr. Abundis - $249,750; and Mr. Adam - $321,300; and our NEOs received the following for the Cash Incentive Award 2020 performance period: Mr. Woolverton - $283,200; Mr. Abundis - $88,800; and Mr. Adam - $126,000.
(4)    Includes all other compensation items (column (i)) for 2020, in addition to that reported in columns (c) through (g). For 2020, this reflects savings plan contributions as provided in the table above in the following amounts: Mr. Woolverton - $17,100, Mr. Abundis - $16,393, and Mr. Adam - $17,100.
(5)    A portion of the stock awards (i.e., certain RSUs awarded in August 2018) and all of the option awards awarded in 2018 were canceled in connection with the Equity Award Exchange.

35 | SilverBow Resources, Inc.	2021 Proxy Statement

Grants of Plan-Based Awards
The following table sets forth certain information with respect to the cash incentive and equity awards granted during the year ended December 31, 2020, to each of our NEOs:

Name and Award	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)		Maximum ($)
(a)	(b)	(c)	(d)		(e)	(i)	(l)
Sean C. Woolverton
KPIs		$—	$590,000	(2)	$1,180,000	—	$—
Cash Incentive Award		$—	$755,200	(3)	$1,510,400	—	$—
RSUs	2/26/2020	$—	$—		$—	135,502	$410,571
Christopher M. Abundis
KPIs		$—	$277,500	(2)	$555,000	—	$—
Cash Incentive Award		$—	$236,800	(3)	$473,600	—	$—
RSUs	2/26/2020	$—	$—		$—	42,488	$128,739
Steven W. Adam
KPIs		$—	$357,000	(2)	$714,000	—	$—
Cash Incentive Award		$—	$336,000	(3)	$672,000	—	$—
RSUs	2/26/2020	$—	$—		$—	60,287	$182,670
_______________________________
(1)    Amounts shown reflect the number of RSUs granted to the NEO during 2020 pursuant to the Company’s equity compensation plans. Restrictions on RSUs disclosed above lapse as to one-half of such shares each year on each of February 26, 2021 and February 26, 2022.
(2)    Under the Company’s 2020 cash incentive bonus program, payment for threshold performance is indeterminable as it would yield anywhere between $0 and the target payout amount disclosed for each NEO above. The Company's 2020 KPI achievement yielded a 90% of target payout for our NEOs' actual cash incentive bonus as follows: Mr. Woolverton - $531,000; Mr. Abundis - $249,750; and Mr. Adam - $321,300. Refer to “Compensation Discussion and Analysis” and “Summary Compensation Table” of this proxy statement for more information on actual 2020 Company performance and the cash bonus incentive program. The maximum payout level under the Company’s stretch level of its KPIs would be 200% of an NEO’s target, as illustrated above.
(3)    The cash value shown reflects the 2020 Cash Incentive Award granted to the NEO, which when granted on February 26, 2020, vested as to one-half of the value of such long-term award following the end of each of the two annual performance periods (2020 and 2021) upon the certification of the performance achievement for the metric corresponding to such period. Under the Company’s 2020 Cash Incentive Award, payment for threshold performance is indeterminable as it would yield anywhere between $0 and the target payout amount disclosed for each NEO above. Achievement for the 2020 performance period of the Cash Incentive Award yielded a 75% of target payout for our NEOs as follows: Mr. Woolverton - $283,200; Mr. Abundis - $88,800 and Mr. Adam - $126,000. The Cash Incentive Award is discussed further in the “Compensation Discussion and Analysis” and “Summary Compensation Table” of this proxy statement, including the subsequent amendment on February 24, 2021, under which the 2021 performance period was to be deemed satisfied at target. When originally granted and as presented in the table above, the maximum payout level under the Company’s stretch level would have been 200% of an NEO’s target as illustrated above.

2021 Proxy Statement	SilverBow Resources, Inc. | 36

Outstanding Equity Awards at December 31, 2020
The following table includes certain information about equity awards outstanding at December 31, 2020, for each of our NEOs:

	Option Awards					Stock Awards
Name and Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
(a)	(b)	(c)		(e)	(f)	(g)		(h)	(i)	(j)

Sean C. Woolverton Stock Options
3/1/2017	29,027	58,054	(4)	$29.21	3/1/2027
Restricted Stock Units
3/1/2017						38,703	(5)	$205,513
2/20/2018						3,400	(6)	$18,054
5/21/2019						32,227	(7)	$171,125
2/26/2020						135,502	(8)	$719,516
Performance Stock Units
2/20/2018									10,000	$53,100
5/21/2019									48,100	$255,411
Christopher M. Abundis Stock Options
6/8/2016	13,228	—		$23.25	6/8/2021
3/22/2017	21,103	—		$26.96	3/22/2027
Restricted Stock Units
2/20/2018						1,428	(6)	7,583
5/21/2019						9,447	(7)	50,164
2/26/2020						42,488	(8)	225,611
Performance Stock Units
2/20/2018									4,200	$22,302
5/21/2019									14,100	$74,871
Steven W. Adam Stock Options
11/6/2017	19,440	39,472	(4)	21.97	11/6/2027
Restricted Stock Units
11/6/2017						26,315	(5)	$139,733
2/20/2018						2,346	(6)	$12,457
5/21/2019						14,338	(7)	$76,135
2/26/2020						60,287	(8)	$320,124
Performance Stock Units
2/20/2018									6,900	$36,639
5/21/2019									21,400	$113,634
_______________________________
(1)    Amount reflects the aggregate market value of unvested RSUs at December 31, 2020, which equals the number of unvested restricted stock units in column (g) multiplied by the closing price of the Company’s common stock at December 31, 2020, which was $5.31.
(2)    These PSUs have a three-year performance period which ends on December 31 of the third year following the applicable date of grant, and, under applicable SEC rules, the number of unearned shares reported in this column represent: (i) for the February 20, 2018 PSU award, at the target payout (100%) due to a Company negative TSR for the performance period, which ultimately capped the award payout at this level; and (ii) for the May 21, 2019 PSU award, 100% of the target number of PSUs granted to each NEO,

37 | SilverBow Resources, Inc.	2021 Proxy Statement

as on December 31, 2020, performance was tracking between the threshold and target performance levels. All PSUs cliff vest within 60 days of the end of the applicable performance period, subject to the Company’s total shareholder return performance relative to our peers. The number of shares of common stock issuable upon vesting range from zero to 200% of the target number of shares. Based on a December 31, 2020 closing price of $5.31, the PSUs awarded on May 21, 2019, would pay out as follows at the stretch level (200%): Mr. Woolverton - 96,200 with a market value of $510,822, Mr. Abundis - 28,200 with a market value of $149,742, and Mr. Adam - 42,800 with a market value of $227,268.
(3)    Amounts reflect value of PSUs based on the closing price of the Company’s common stock at December 31, 2020, which was $5.31, multiplied by the number of shares described in footnote (2).
(4)    These stock options become exercisable in three equal installments each year beginning on the third anniversary of the date of grant for Mr. Woolverton, and beginning on March 22, 2020, for Mr. Adam.
(5)    Restrictions on these RSUs lapse as to one-third of such shares each year beginning on the third anniversary of the date of grant for Mr. Woolverton, and beginning on March 22, 2020, for Mr. Adam.
(6)    Restrictions on these RSUs lapse as to one-third of such shares each year beginning on the first anniversary of the grant date.
(7)    Restrictions on these RSUs lapse as to one-third of such shares each year on March 5, 2020, March 5, 2021, and March 5, 2022.
(8)    Restrictions on these RSUs lapse as to one-half of such shares each year beginning on the first anniversary of the grant date.

Option Exercises and Stock Vested
The following table includes information on the vesting of RSUs and PSUs for our NEOs during the fiscal year ended December 31, 2020. No stock options were exercised in 2020.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
(a)	(d)	(e)
Sean C. Woolverton	38,524	$113,575
Christopher M. Abundis	9,937	$27,599
Steven W. Adam	22,299	$58,077
_______________________________

(1)	Amount reflects value realized by multiplying the number of shares of RSUs that vested by the market value on the vesting date.
Pension Benefits
We do not currently sponsor or maintain any plans that provide for specified retirement payments or benefits, such as tax-qualified defined benefit plans or supplemental executive retirement plans, for our NEOs.
Nonqualified Deferred Compensation
We do not currently sponsor or maintain any plans that provide for defined contribution or other deferrals of compensation on a basis that is not tax-qualified for our NEOs.

2021 Proxy Statement	SilverBow Resources, Inc. | 38

Potential Payments Upon Termination or Change in Control
The table below and the discussion that follows reflect the amount of compensation payable to each NEO upon termination from the Company under several scenarios assuming such termination was effective December 31, 2020. The actual amounts to be paid out can only be determined at the time of such NEO's separation from the Company.
Each NEO has an employment agreement that became effective in 2017 and was amended April 2, 2019. These employment agreements had an initial three-year initial term. Following those initial three years, each agreement automatically extends for one year on each anniversary of the agreement. However, each agreement allows for the Company to terminate an NEO at any time with, in general, 60 days’ written notice.

			Award Acceleration
	Cash Payments	Benefit Cost(1)	Stock Options		RSUs		PSUs		Cash Incentive Awards		Total
Sean C. Woolverton
Termination by Employee for Good Reason or by Company Without Cause Not in Connection with a Change in Control	$1,770,000	$27,729	$—	(2)	$564,851	(3)	$—	(4)	$377,600	(5)	$2,740,180
Termination by Employee for Good Reason or by Company Without Cause Following Change in Control(6)	$2,360,001	$27,729	$—	(7)	$1,114,208	(8)	$—	(9)	$755,200	(10)	$4,257,138
Death or Disability	$—	$27,729	$—	(2)	$564,851	(3)	$—	(4)	$377,600	(5)	$970,180
Change in Control	$—	$—	$—	(11)	$—	(12)	$—	(7)	$755,200	(10)	$755,200
Christopher M. Abundis
Termination by Employee for Good Reason or by Company Without Cause Not in Connection with a Change in Control	$647,500	$27,724	$—	(2)	$145,096	(3)	$—	(4)	$118,400	(5)	$938,720
Termination by Employee for Good Reason or by Company Without Cause Following Change in Control(6)	$971,250	$27,724	$—	(7)	$283,358	(8)	$—	(9)	$236,800	(10)	$1,519,132
Death or Disability	$—	$27,724	$—	(2)	$145,096	(3)	$—	(4)	$118,400	(5)	$291,220
Change in Control	$—	$—	$—	(11)	$—	(12)	$—	(9)	$236,800	(10)	$236,800
Steven W. Adam
Termination by Employee for Good Reason or by Company Without Cause Not in Connection with a Change in Control	$777,000	$19,766	$—	(2)	$278,833	(3)	$—	(4)	$168,000	(5)	$1,243,599
Termination by Employee for Good Reason or by Company Without Cause Following Change in Control(6)	$1,165,500	$19,766	$—	(7)	$548,449	(8)	$—	(9)	$336,000	(10)	$2,069,715
Death or Disability	$—	$19,766	$—	(2)	$278,833	(3)	$—	(4)	$168,000	(5)	$466,599
Change in Control	$—	$—	$—	(11)	$—	(12)	$—	(9)	$336,000	(10)	$336,000
_______________________________
(1)    Includes reimbursement of health, dental and vision insurance by the Company as provided in employment agreement.
(2)    Includes value of option spread for time-based option awards vesting within 12 months of termination event. For illustrative purposes, the termination event is assumed to be December 31, 2020. No value is shown as all options were out-of-the-money as of December 31, 2020.
(3)    Includes value of time-based RSUs vesting within 12 months of termination event. For illustrative purposes, the termination event is assumed to be December 31, 2020.
(4)    The value is indeterminable as the value of these PSUs would be determined by performance achievement on a pro rata basis. Performance would otherwise be measured at the end of the original three-year performance period. As such, it is impossible to determine the payout at December 31, 2020, but the value of such awards, based on achieving target performance at $5.31 per share (the closing price on December 31, 2020), if the termination event occurred on December 31, 2020, would be: Mr. Woolverton - $223,374; Mr. Abundis - $72,216; and Mr. Adam - $112,395.
(5)    Includes the value of the Cash Incentive Awards for the 2020 performance period at target payout, assuming the termination event is December 31, 2020. For reference, the actual payout amount for the performance period completed December 31, 2020, certified subsequently in February 2021, was as follows: Mr. Woolverton - $283,200; Mr. Abundis - $88,800; and Mr. Adam - $126,000.
(6)    A payment is triggered only upon qualifying termination of employment that occurs beginning on the date of the Change in Control and ending on the six month anniversary following the Change in Control.

39 | SilverBow Resources, Inc.	2021 Proxy Statement

(7)    Includes value of option spread for all outstanding time-based option awards. No value is shown as all options were out-of-the-money as of December 31, 2020.
(8)    Includes value of all time-based RSUs outstanding at the termination event.
(9)    The value is indeterminable as the value of these PSUs would be determined by performance achievement through the date of the Change in Control. Performance would otherwise be measured at the end of the original three-year performance period. As such, it is impossible to determine the payout at December 31, 2020, but the value of such awards, based on achieving target performance at $5.31 per share (the closing price on December 31, 2020), if the termination event occurred on December 31, 2020, would be: Mr. Woolverton - $308,511; Mr. Abundis - $97,173; and Mr. Adam - $150,273.
(10)    Includes the value of the full Cash Incentive Award assuming target payout for both the 2020 performance period and the 2021 performance period. For reference, the actual payout for the 2020 performance period completed December 31, 2020, certified subsequently in February 2021, and the now fixed value for 2021 performance period is as follows: Mr. Woolverton - $660,800; Mr. Abundis - $207,200; and Mr. Adam - $294,000.
(11)    The value is indeterminable as the vesting for these time-based stock options would occur on the six month anniversary of the Change in Control. For illustrative purposes, if the termination event occurred on December 31, 2020, none of the options would have any value as all options were out-of-the money on such date.
(12)    The value is indeterminable as the vesting for these time-based RSUs would occur on the six month anniversary of the Change in Control. For illustrative purposes, if the termination event occurred on December 31, 2020, the value of all RSUs would be: Mr. Woolverton - $1,114,208; Mr. Abundis - 283,358; and Mr. Adam - $548,449.

Computation of Payments
Under the NEO’s employment agreement, the equity and cash award agreements and the Company’s compensation plans, in the event of termination of employment of an NEO, that NEO would receive the payments, accelerations and benefits described below. The formulations of payments below are as of December 31, 2020, and do not take into account any subsequent changes after year-end 2020 with respect to the Cash Incentive Awards, as further described in the CD&A. In each scenario, “Base Salary” means the NEO’s annual base salary in effect immediately prior to the termination date.
•Termination by Employee Upon 90 Days’ Notice Without Good Reason or by Company With Cause
Messrs. Woolverton, Abundis and Adam
•Exercisability of previously-vested stock options for up to 60 days (or up to 30 days for certain of Mr. Abundis' previously-vested stock options) following termination
•No additional compensation
•Termination by Employee for Good Reason or by Company Without Cause Not in Connection with a Change in Control
Mr. Woolverton
•Cash payment of 1.5 x Base Salary and 1.5 x Target Bonus
•Immediate acceleration of vesting of time-based RSUs that would have otherwise vested within the next 12 months
•Immediate acceleration of vesting and exercisability of time-based stock options for up to 60 days following termination that would have otherwise vested within the next 12 months
•Immediate acceleration of a pro rata portion of PSUs, subject to the satisfaction of the performance conditions
•Immediate acceleration of the 2020 Cash Incentive Award:
◦To the extent unpaid, the prior year's amount of the award shall become vested based on satisfaction of the performance conditions for the prior year's performance period
◦A pro rata portion of the amount of the award for the current performance period shall become vested as if target performance were achieved for the current year's performance period
•Health insurance reimbursement by Company for up to 12 months
◦Difference between COBRA rates in effect and monthly employee contribution for Company health plan

2021 Proxy Statement	SilverBow Resources, Inc. | 40

Messrs. Abundis and Adam
•Cash payment of 1 x Base Salary and 1 x Target Bonus
•Immediate acceleration of vesting of time-based RSUs that would have otherwise vested within the next 12 months
•Immediate acceleration of vesting and exercisability of time-based stock options for up to 60 days (or up to 90 days for certain of Mr. Abundis' previously-vested stock options) following termination that would have otherwise vested within the next 12 months
•Immediate acceleration of a pro rata portion of PSUs, subject to the satisfaction of the performance conditions
•Immediate acceleration of the 2020 Cash Incentive Award:
◦To the extent unpaid, the prior year's amount of the award shall become vested based on satisfaction of the performance conditions for the prior year's performance period
◦A pro rata portion of the amount of the award for the current performance period shall become vested as if target performance were achieved for the current year's performance period
•Health insurance reimbursement by Company for up to 12 months
◦Difference between COBRA rates in effect and monthly employee contribution for Company health plan
•Termination by Employee for Good Reason or by Company Without Cause Following a Change in Control
Mr. Woolverton
•Cash payment of 2 x Base Salary and 2 x Target Bonus
•Immediate acceleration of vesting of all time-based RSUs
•Immediate acceleration of vesting and exercisability of all time-based stock options for up to 2 years following termination
•Dependent on the award agreement:
◦Upon the termination following the change in control, immediate acceleration of PSUs granted after April 2, 2019, subject to the satisfaction of the performance conditions
◦Upon the change in control, immediate acceleration of PSUs granted prior to April 2, 2019, subject to the satisfaction of the performance condition
•Any portion of the 2020 Cash Incentive Award that has not previously been earned will become vested as if target performance was achieved with respect to the applicable performance period(s)
•Health insurance reimbursement by Company for up to 12 months
◦Difference between COBRA rates in effect and monthly employee contribution for Company health plan

Messrs. Abundis and Adam
•Cash payment of 1.5 x Base Salary and 1.5 x Target Bonus
•Immediate acceleration of vesting of all time-based RSUs
•Immediate acceleration of vesting and exercisability of all time-based stock options for up to 2 years following termination
•Dependent on the award agreement:
◦Upon the termination following the change in control, acceleration of PSUs granted after April 2, 2019, subject to the satisfaction of the performance conditions
◦Upon the change in control, immediate acceleration of PSUs granted prior to April 2, 2019, subject to the satisfaction of the performance condition
•Any portion of the 2020 Cash Incentive Award that has not previously been earned will become vested as if target performance was achieved with respect to the applicable performance period(s)
•Health insurance reimbursement by Company for up to 12 months
◦Difference between COBRA rates in effect and monthly employee contribution for Company health plan

41 | SilverBow Resources, Inc.	2021 Proxy Statement

•Death or Disability
Messrs. Woolverton, Abundis and Adam
•Immediate acceleration of vesting of time-based RSUs that would have otherwise vested within the next 12 months
•Immediate acceleration of vesting and exercisability of time-based stock options for up to 60 days (or up to 12 months for certain of Mr. Abundis' previously-vested stock options) following death or disability that would have otherwise vested within the next 12 months
•Immediate acceleration of a pro rata portion of PSUs, subject to the satisfaction of the performance conditions
•Immediate acceleration of the 2020 Cash Incentive Award:
◦To the extent unpaid, the prior year's amount of the award shall become vested based on satisfaction of the performance conditions for the prior year's performance period
◦A pro rata portion of the amount of the award for the current performance period shall become vested as if target performance were achieved for the current year's performance period
•Health insurance reimbursement by Company for up to 12 months
◦Difference between COBRA rates in effect and monthly employee contribution for Company health plan
•Change in Control
Messrs. Woolverton, Abundis and Adam
•On the six month anniversary of the change in control, acceleration of vesting of all time-based RSUs, assuming continued employment through such anniversary
•On the six month anniversary of the change in control, acceleration of vesting and exercisability of all time-based stock options pursuant to the award agreement, assuming continued employment through such anniversary
•Dependent on the award agreement:
◦Upon the six month anniversary of the change in control, immediate acceleration of PSUs granted after April 2, 2019, subject to the satisfaction of the performance conditions
◦Upon the change in control, immediate acceleration of PSUs granted prior to April 2, 2019, subject to the satisfaction of the performance conditions
•Upon the six month anniversary of the change in control, any portion of the 2020 Cash Incentive Award that has not previously been earned will become vested as if target performance was achieved with respect to the applicable performance period(s)
Conditions and Covenants
Each NEO must also comply with a non-compete provision in his employment agreement. Based on the terms of the employment agreements, the covenant not to compete provision would be effective, depending on the separation, for a 12-, 18- or 24-month period for Mr. Woolverton or for a 12- or 18-month period for Messrs. Abundis and Adam, following the termination of an NEO.
An NEO will not receive compensation under his employment agreement if the Company terminates the Named Executive Officer for Cause. Cause is generally defined in the employment agreement as commission of fraud, theft or embezzlement against the Company; a willful breach of fiduciary duty with respect to the Company; refusal, without proper legal cause, to perform the NEO’s duties; breach of the confidentiality, non-compete or non-solicitation provision of the employment agreement; conviction of or pleading guilty or nolo contendere to a felony or crime involving moral turpitude; misconduct or gross negligence in performance of the NEO’s duties; or breach and violation of the Company’s written policies pertaining to sexual harassment, discrimination or insider trading.

42 | SilverBow Resources, Inc.	2021 Proxy Statement

PROPOSAL 2 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
In accordance with Section 14A of the Exchange Act, which was implemented by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, referred to herein as the Dodd-Frank Act, the Board is required to provide SilverBow Resources shareholders with a nonbinding advisory vote on the compensation of our NEOs, as reported in this proxy statement. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this proxy statement. Shareholders are being asked to vote on the following resolution:
“RESOLVED, that the shareholders of SilverBow Resources, Inc. approve, on an advisory basis, the compensation of SilverBow Resources, Inc.’s named executive officers, as described in Compensation Discussion and Analysis, the compensation tables and accompanying narrative disclosures of this proxy statement.”
As described more fully in our “Compensation Discussion and Analysis,” the Company has faced dynamic and challenging industry conditions over the past few years, which in 2020 included a global pandemic and unprecedented drop in commodity prices early in the year. Notwithstanding the difficult environment, SilverBow Resources has delivered strong financial and operational performance with our management team in place. Our executive compensation program is designed to continue to motivate and reward our executive team to build on the Company's operational and financial results, deliver long-term shareholder value and execute on key strategic goals.
The following actions were taken during fiscal year 2020 with respect to the compensation of SilverBow Resources' NEOs:
•We altered our NEO long-term incentive compensation program to be cognizant of the environment, reducing the value of the award by 20%, and delivering it in a mix of the below to preserve shares and mange equity dilution:
◦Time-based RSUs; and
◦Cash Incentive Awards.
•We achieved a 90% of the target level for the 2020 annual cash bonus, taking into account the following:
◦Performance at 128% of the target level for the revised 2020 KPIs, which included the following metrics: Production, Lease Operating Expenses, Free Cash Flow, D&C Capex ROR, Strategic Goal and HS&E TRIR;
◦Performance at 77% of the target level for the original 2020 KPIs, which included the following metrics: Production, Total Operating Expenses, Free Cash Flow, D&C Capex ROR, Strategic Goal and HS&E TRIR; and
◦The overall environment, commodity prices, ongoing pandemic and key Company strategic actions taken promptly during the year.
•We have historically limited perquisites for officers and, in 2020, no NEO had perquisites above the SEC disclosure threshold ($10,000); and
•We are committed to continuing to align the interests of our NEOs with the interests of our shareholders; as such, each NEO’s employment agreement includes equity ownership requirements.
We are asking for shareholder approval of the compensation of our NEOs as disclosed in this proxy statement, which includes the more encompassing disclosures under “Compensation Discussion and Analysis,” the compensation tables and the accompanying narrative disclosures.
Because this vote is advisory, it will not be binding, and the Compensation Committee of the Board of Directors ultimately has the responsibility for determining executive compensation. We believe that the Compensation Committee should retain discretion to make final compensation decisions that align with shareholder interests, which discretion has historically been exercised wisely. However, the Compensation Committee values the opinions of our shareholders and will consider the outcome of the advisory vote when making future decisions and recommendations about executive compensation. No determination has been made as to what action the Board of Directors may take if shareholders do not approve our executives’ compensation, but the Compensation Committee will consider voting results and how they should be addressed.

43 | SilverBow Resources, Inc.	2021 Proxy Statement

The affirmative vote of the holders of a majority of the shares present via virtual representation by attendance at the meeting or by proxy at the meeting and entitled to vote on Proposal 2, is required to approve this advisory Proposal 2. Brokers do not have discretion to vote on this proposal without your instruction; therefore, if you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote. Abstentions will have the same effect as a vote against the proposal but broker non-votes, if any, will not affect the outcome of the voting on the proposal. Our Board has currently approved holding annual advisory votes to approve executive compensation. Unless the Board changes this policy, the next advisory vote after the 2021 annual meeting will be held at the 2022 annual meeting of shareholders.

The Board of Directors unanimously recommends that shareholders vote “FOR” approving the compensation of SilverBow Resources’ Named Executive Officers as disclosed in this proxy statement.

2021 Proxy Statement	SilverBow Resources, Inc. | 44

PAY RATIO DISCLOSURE
In accordance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we calculated a reasonable estimate of the ratio of the annual total compensation of Mr. Woolverton, our CEO, compared to that of our median employee in 2020.
Criteria used for Pay Ratio
We identified our median employee as of December 31, 2020, using the methodology and the material assumptions, adjustments and estimates described below. SilverBow Resources believes that this median employee is an accurate representation of our employee population and employee compensation arrangements for purposes of our pay ratio disclosure for the 2020 fiscal year.
•As of December 31, 2020, the Company, through its operating subsidiary SilverBow Resources Operating, LLC, employed 64 people. This consisted of all full-time employees; there were no part-time, seasonal or temporary employees on December 31, 2020;
•SilverBow Resources Operating, LLC’s W-2 payroll records were reviewed and W-2 wages were consistently applied to identify our median employee (excluding Mr. Woolverton as CEO);
•Since all of our employees are located in Texas, either in proximity to our corporate headquarters in Houston, Texas, or near our South Texas fields, we did not take into account a cost-of-living adjustment for identifying the median employee in 2020, but may take such adjustment into account in future years;
•Similarly, in light of our small employee population base, no sampling or “de minimis” exceptions were used to exclude any employees; and
•Compensation for any newly hired employees who had been employed less than a year was annualized in determining our median employee.
CEO Pay Ratio
Following the identification of our median employee using the methodology described above, we determined the annual total compensation of such employee by calculating the elements of 2020 compensation in accordance with the requirements that apply to our NEOs and the description of such elements in “Summary Compensation Table” of this proxy statement. This resulted in an annual total compensation of $145,712 for our median employee.
Our CEO’s annual total compensation for 2020 is reported in the “Total” column (column j) of our “Summary Compensation Table” in this proxy statement.
Based on the preceding information, for 2020, the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee is below:

CEO 2020 Annual Total Compensation (A)	$1,831,871
Median Employee 2020 Annual Total Compensation (B)	$145,712
Pay Ratio of (A) to (B)	12.6 to 1

45 | SilverBow Resources, Inc.	2021 Proxy Statement

PROPOSAL 3 — RATIFICATION OF SELECTION OF BDO USA, LLP AS SILVERBOW RESOURCES, INC.’S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021
Selection of BDO USA, LLP as Independent Auditor
The Audit Committee of the Board of Directors has selected BDO USA, LLP as the independent registered public accounting firm for the Company to audit its consolidated financial statements for 2021. BDO USA, LLP has served as SilverBow Resources’ independent auditor since June 8, 2016. See “Audit Committee Disclosure” following this proposal for more information related to BDO USA, LLP.
Shareholder approval or ratification is not required for the selection of BDO USA, LLP, since the Audit Committee of the Board of Directors has the responsibility for selecting the Company’s independent registered public accounting firm. However, the selection is being submitted for ratification during the Annual Meeting as a matter of good corporate practice. No determination has been made as to what action the Board of Directors would take if shareholders do not approve the appointment, but the Audit Committee may reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its shareholders’ best interests.
Voting on Independent Auditor Proposal
The affirmative vote of holders of a majority of the shares present via virtual representation by attendance at the meeting or by proxy during the Annual Meeting and entitled to vote on Proposal 3, is required to approve this Proposal 3. Brokers have discretion to vote this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker may still vote on this proposal. Abstentions will be considered as votes cast and will have the same effect as votes against the proposal, but broker non-votes will not affect the outcome of the voting on the proposal. Because this proposal is considered a "routine" matter under applicable rules, as described above, we do not expect there to be any broker non-votes on this proposal.

The Board of Directors unanimously recommends that shareholders vote “FOR” the ratification of the selection of BDO USA, LLP as the Company’s independent auditor.

2021 Proxy Statement	SilverBow Resources, Inc. | 46

AUDIT COMMITTEE DISCLOSURE
Preapproval Policies and Procedures
The charter of the Audit Committee provides that the Audit Committee shall approve, in its sole discretion, any services to be provided by the Company’s independent registered accounting firm, including audit services and significant non-audit services (significant being defined for these purposes as non-audit services for which fees in the aggregate equal 5% or more of the base annual audit fee paid by the Company to its independent auditor), before such services are rendered, and consider the possible effect of the performance of such latter services on the independence of the auditor. The Audit Committee may delegate preapproval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom preapproval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting. All of the services described below for 2020 and 2019 were preapproved by the Audit Committee before BDO USA, LLP was engaged to render services. BDO was not engaged to provide any non-audit services in 2020 or 2019.
Fees Paid to Independent Registered Public Accounting Firm
BDO USA, LLP began serving as the Company’s independent registered public accounting firm in June 2016. The Audit Committee, with ratification of the shareholders, engaged BDO USA, LLP to perform an annual audit of the Company’s financial statements for the fiscal year ended December 31, 2020. A representative from BDO USA, LLP will be present via virtual webcast at this year’s Annual Meeting. Such representative will have the opportunity to make a statement, if he or she desires to do so, and is expected to be available to respond to appropriate questions submitted electronically.
The following table presents fees and expenses billed by BDO USA, LLP for its work performed for 2020 and 2019.

	2020	2019
Audit Fees	$551,672	$712,628
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$—	$—
Totals	$551,672	$712,628
The BDO USA, LLP audit fees above were for professional services rendered in connection with the audit of our consolidated financial statements for 2020, the integrated audit of our consolidated financial statements and internal control over financial reporting for 2019, and reviews of our quarterly consolidated financial statements within both such years. These fees also include the issuance of comfort letters, consents and assistance with review of various documents filed with the SEC. During 2020 and 2019, BDO USA, LLP did not provide any audit-related, tax or other services to us.
Report of the Audit Committee
In connection with the financial statements for the fiscal year ended December 31, 2020, the Audit Committee has:
•reviewed and discussed the audited financial statements and internal control over financial reporting with management;
•discussed with BDO USA, LLP, the Company’s independent registered public accounting firm (the “Auditor”), the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and the Commission; and
•received the written disclosures and the letter from the Auditor required by the applicable requirements of the PCAOB regarding the Auditor’s communications with the Audit Committee concerning independence, and has discussed with the Auditor the Auditor’s independence.

47 | SilverBow Resources, Inc.	2021 Proxy Statement

Based on the reviews and discussion referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in SilverBow Resources' Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
Gabriel L. Ellisor (Chair)
Michael Duginski
Charles W. Wampler

2021 Proxy Statement	SilverBow Resources, Inc. | 48

SHAREHOLDER PROPOSALS
SEC Rule 14a-8 Proposals for Inclusion in the Company’s 2022 Proxy Materials
Pursuant to various rules promulgated by the SEC, a shareholder who seeks to include a proposal in the Company’s proxy materials for the annual meeting of the shareholders of the Company to be held in 2022 must timely submit such proposal in accordance with SEC Rule 14a-8 to the Company, addressed to the Secretary of SilverBow Resources, Inc., no later than December 1, 2021, unless the date of our 2022 annual meeting is more than 30 days before or after May 18, 2022, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials. As SilverBow Resources is moving its corporate office this year, the required mailing address for such proposal, (i) if mailed prior to May 18, 2021, is 575 North Dairy Ashford, Suite 1200, Houston, Texas 77079, and (ii) if mailed May 18, 2021 or after, is 920 Memorial City Way, Suite 850, Houston, Texas 77024.
Advanced Notice of Nominations or Proposed Business for the Company’s 2022 Annual Meeting of Shareholders
Our Bylaws require advanced written notice from any shareholder seeking to present nominations of persons for election to the Board and other proposed business (other than proposals submitted in accordance with Rule 14a-8 for inclusion in our proxy materials) for consideration at our 2022 annual meeting of shareholders. Notice of such nominations or proposals must be delivered to or mailed and received at our future corporate office location by the Secretary, SilverBow Resources, Inc., 920 Memorial City Way, Suite 850, Houston, Texas 77024, not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the date of the one-year anniversary of the immediately preceding year's annual meeting. Based on the anniversary date of our 2021 Annual Meeting, a shareholder must send advanced written notice of any such nomination or other proposed business such that the notice is received by us no earlier than the close of business January 18, 2022, and no later than the close of business February 17, 2022. In the event the 2022 annual meeting of shareholders is convened on a date more than 30 days before, or more than 60 days after, such anniversary date, such notice by the shareholder must be so received not later than the close of business on the one hundred twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting; or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, such notice by the shareholder must be so received not later than the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by SilverBow Resources.
Any such nomination or proposal must be made in writing, indicate certain information about the shares of SilverBow Resources stock (or other derivative instrument) which are owned by the shareholder and beneficial owner, if any, and comply with the then-applicable terms of the Nomination Agreement and requirements set forth in the Company’s Bylaws. A nomination of persons for election to the Board (each, a “nominee”) must also include certain information about the nominee, certain information regarding affiliations between the nominee and the shareholder, a completed and signed questionnaire by the nominee, and all other information about the nominee required under SEC Rule 14A and the Company’s Bylaws. A proposal of business must also include a brief description of the business desired to be brought before the meeting, the text of the proposal, a description of all agreements, arrangements and understandings between the shareholder, and beneficial owner, if any, and any other persons in connection with the proposal. Nominations or proposals must be addressed as follows in order to be considered for the next annual meeting:

Secretary
SilverBow Resources, Inc.
920 Memorial City Way, Suite 850
Houston, Texas 77024
Shareholders who wish to nominate an individual to the Board must also follow the requirements of the Company's Bylaws, then-existing terms of the Nomination Agreement, and applicable SEC and NYSE rules and regulations. For more information on shareholders’ nomination of directors, refer to “Nominations of Directors,” in this proxy statement.

49 | SilverBow Resources, Inc.	2021 Proxy Statement

With respect to business to be brought before the 2021 Annual Meeting, the Company has not received any notices, proposals, or nominees from shareholders that the Company is required to include in this proxy statement.
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
The Board of Directors welcomes questions or comments about the Company and its operations. Any communications that shareholders or other interested parties may wish to send to the Board of Directors or the non-management independent directors may be directed to the following address. Any communications received will be relayed to the appropriate director(s).

Prior to May 18, 2021	May 18, 2021 and After
Chairman of the Board	Chairman of the Board
SilverBow Resources, Inc.	SilverBow Resources, Inc.
575 North Dairy Ashford, Suite 1200	920 Memorial City Way, Suite 850
Houston, Texas 77079	Houston, Texas 77024
ATTN: Secretary	ATTN: Secretary
Historically, the Company’s annual meeting of its Board of Directors was held to coincide with the annual meeting of its shareholders and a majority of the directors would attend the annual meeting of shareholders; however, with the increased responsibilities and time requirements in connection with the Board meeting, the Board’s annual meeting is now held two to three weeks before the shareholders’ annual meeting. Therefore, while the Company encourages members of the Board to attend, the Company does not have a policy with regard to Board members’ attendance at its annual meetings of shareholders. Although some of the members of the Board will virtually attend the 2021 Annual Meeting, it is not expected that a majority will be in attendance. Those in attendance will be available to address shareholder questions. Three directors virtually attended the 2020 annual meeting.
FORWARD-LOOKING STATEMENTS
Certain statements set forth in this proxy statement that are not historical are “forward-looking statements” as that term is defined in Section 21E of the Exchange Act. These statements include estimates of future amounts payable under awards, plans or agreements or upon the occurrence of certain events, such as a change in control, the present value of such awards, and the estimated value of awards, the vesting of which will depend on performance over future periods. In order to estimate amounts that may be paid in the future, we made assumptions as to a number of variables which may, and in many cases will, differ from future actual conditions. These variables include the price of our common stock, the dates of termination of employment, final pay, interest rates, applicable tax rates and other assumptions. The Company undertakes no obligation to update these forward-looking statements unless required to do so by applicable law. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf. Management cautions all readers that the forward-looking statements contained in this proxy statement are not guarantees of future values or payments, and we cannot assure any reader that such statements will be realized or that the events and circumstances that they describe will occur.

2021 Proxy Statement	SilverBow Resources, Inc. | 50

ANNUAL REPORT ON FORM 10-K
Upon written request, SilverBow Resources will provide any shareholder of the Company, at no charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC, including the financial statements and schedules, but without exhibits. Direct requests should be made by mail to SilverBow Resources, Inc., Investor Relations Department, 575 North Dairy Ashford Road, Suite 1200, Houston, Texas 77079; by telephone at (281) 874-2700 or (888) 991-SBOW; or by email to info@sbow.com.

By Order of the Board of Directors,

Christopher M. Abundis
Executive Vice President, Chief Financial Officer, General Counsel and Secretary
Houston, Texas
March 31, 2021

51 | SilverBow Resources, Inc.	2021 Proxy Statement

SilverBow RESOURCES®

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 17, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SBOW2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 17, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D45964-P51111

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SILVERBOW RESOURCES, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. The elections of all nominees for Class II directors (for terms to expire at the 2024 annual meeting of shareholders)	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Gabriel L. Ellisor
02) Charles W. Wampler

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. The approval of the compensation of SilverBow Resources' named executive officers as presented in the proxy statement.	☐	☐	☐
3. The ratification of the selection of BDO USA, LLP as SilverBow Resources' independent auditor for the fiscal year ending December 31, 2021.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

52 | SilverBow Resources, Inc.	2021 Proxy Statement

D45965-P51111

SILVERBOW RESOURCES, INC.
Annual Meeting of Shareholders
May 18, 2021 10:00 AM CDT
This proxy is solicited by the Board of Directors

The Shareholder(s) hereby appoint(s) Sean C. Woolverton, Christopher M. Abundis and Steven W. Adam, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SILVERBOW RESOURCES, INC. that the Shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, CDT on May 18, 2021, via live webcast at www.virtualshareholdermeeting.com/SBOW2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

53 | SilverBow Resources, Inc.	2021 Proxy Statement